Exhibit 10.44
AMENDED AND RESTATED LICENSE AGREEMENT (2008)
This amended and restated agreement is between Biomira Management Inc., a Delaware corporation with offices located at Seattle, Washington (“ONCOTHYREON”), and Merck KGaA, a German corporation with offices located at Darmstadt, Germany (“MERCK”) and is effective as of December 18, 2008.
WHEREAS Biomira B.V. and MERCK entered into an amended and restated collaboration agreement effective as of May 7, 2001 (the “2001 COLLABORATION AGREEMENT”) in relation to, inter alia, the development of BLP25;
AND WHEREAS Biomira International Inc. and MERCK entered into an amended and restated supply agreement effective as of May 7, 2001 (the “2001 SUPPLY AGREEMENT”) in relation to, inter alia, the manufacture and supply by Biomira International Inc. to MERCK of BLP25;
AND WHEREAS the 2001 COLLABORATION AGREEMENT was further amended and restated by the parties thereto by agreement effective as of March 1, 2006 (the “2006 COLLABORATION AGREEMENT”);
AND WHEREAS the 2001 SUPPLY AGREEMENT was further amended and restated by the parties thereto by agreement effective as of March 1, 2006 (the “2006 SUPPLY AGREEMENT”);
AND WHEREAS on December 7, 2007, the respective rights and obligations of Biomira B.V. and Biomira International Inc. under the 2006 COLLABORATION AGREEMENT and the 2006 SUPPLY AGREEMENT were transferred and assigned to ONCOTHYREON;
AND WHEREAS ONCOTHYREON and MERCK now wish to combine and amend and restate the 2006 COLLABORATION AGREEMENT and the 2006 SUPPLY AGREEMENT as a single amended and restated license agreement, all upon the terms and subject to the conditions set forth in this AGREEMENT;
AND WHEREAS, ONCOTHYREON (and certain AFFILIATES of ONCOTHYREON) and EMD Serono Canada, Inc. (an AFFILIATE of MERCK), in conjunction with entering into this AGREEMENT, have entered into an asset purchase agreement (the “ASSET PURCHASE AGREEMENT”) pursuant to which ONCOTHYREON and the specified AFFILIATES of ONCOTHYREON have sold certain assets relating to BLP25 to EMD Serono Canada, Inc.;
NOW, THEREFORE, in consideration of the premises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby agreed to by the parties, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.1 Meaning
Whenever a term is written in this AGREEMENT with all capital letters it shall have the following meaning:

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1.1.1	“ADVERSE EVENT” means, with respect to PRODUCT in a particular country in the TERRITORY, the occurrence of an adverse event with respect to PRODUCT as defined by applicable law or regulation in such country;

1.1.2	“AFFILIATES” means any business entity that directly or indirectly controls, is controlled by, or is under common control with either party to this AGREEMENT. A business entity shall be deemed to “control” another business entity if it owns, directly or indirectly, more than fifty (50%) percent of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity. If the laws of the jurisdiction in which such business entity operates prohibit ownership by a party of more than fifty percent (50%), control shall be deemed to exist at the maximum level of ownership allowed by such jurisdiction;

1.1.3	“AGREEMENT” means this amended and restated license agreement, together with all schedules and appendices hereto and any amendments to or restatements of this amended and restated license agreement;

1.1.4	“ASSET PURCHASE AGREEMENT” has the meaning attributed to that term in the seventh recital to this AGREEMENT;

1.1.5	“BLP25” means ONCOTHYREON’s immunotherapeutic vaccine composed of a 25-amino acid sequence of the MUC1 cancer mucin, which vaccine is combined with the adjuvant monophosphoryl Lipid A and is encapsulated in a liposomal delivery system, together with (i) any IMPROVEMENTS thereto (such as liposomal IL-2 in a kit, synthetic Lipid A, or new delivery formats such as unit dose liquid formulations and unit dose syringes) owned by ONCOTHYREON or licensed in by ONCOTHYREON during the term of this AGREEMENT with the right to sublicense in the manner contemplated by this AGREEMENT and (ii) any PRODRUG thereof;

1.1.6	“BGLP40” means any variant of ONCOTHYREON’s (or its AFFILIATES’) immunotherapeutic vaccine composed of two tandem repeats of the MUC1 cancer mucin, whether or not glycosylated, and whether or not lapidated, which vaccine is combined with an adjuvant and is encapsulated/incorporated in a liposomal delivery system, together with any improvements thereto owned by ONCOTHYREON (or its AFFILIATES) or licensed in by ONCOTHYREON (or its AFFILIATES);

1.1.7	“CLINICAL DEVELOPMENT” means all activities required for MARKET APPROVAL of PRODUCT in the TERRITORY (including without limitation non-clinical and clinical trials, including but not limited to, toxicology and absorption, distribution, metabolism and elimination studies), as well as all clinical activities desirable for optimized marketing of PRODUCT in the TERRITORY (including without limitation Phase IIIb and Phase IV studies);

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1.1.8	“COMPETITIVE PRODUCT” means, with respect to PRODUCT in a particular country in the ROW TERRITORY, a cancer vaccine developed, marketed and SOLD by a third party (which, for greater certainty, shall exclude an AFFILIATE of a party to this AGREEMENT) for the treatment and/or prevention of cancer that elicits a MUC1 specific immune response (but excluding for greater certainty gene therapy products) and which has an adverse impact on SALES of PRODUCT in such country;

1.1.9	“CONFIDENTIAL INFORMATION” has the meaning attributed to that term in section 8.1 of this AGREEMENT;

1.1.10	“CORE PATENT COUNTRIES” shall mean the countries listed in appendix 1;

1.1.11	“CORIXA LICENSE” means that certain adjuvant license agreement dated as of October 20, 2004 with Corixa Corporation, together with all schedules thereto and any amendments to or restatements of such adjuvant license agreement;

1.1.12	“DANA-FARBER LICENSE” means that certain license agreement dated November 22, 1996 with the Dana-Farber Cancer Institute, Inc., together with all schedules thereto and any amendments to or restatements of such license agreement;

1.1.13	“DEVELOPMENT PLAN” shall mean the development plans contemplated in section 3.1 of this AGREEMENT;

1.1.14	“DISTRIBUTOR” means, with respect to PRODUCT in a particular country in the TERRITORY, a third party retained to market, promote and/or sell PRODUCT in such country, but excluding for greater certainty wholesalers and any such third party in circumstances where the laws of such country require the use of such third party to market, promote and/or sell PRODUCT in such country;

1.1.15	“DOMAIN NAMES” has the meaning attributed to that term in section 5.12.6 of this AGREEMENT.

1.1.16	“EFFECTIVE DATE” shall mean December 18, 2008, or such other date as ONCOTHYREON and MERCK may agree upon in writing;

1.1.17	“END USER” shall mean, with respect to PRODUCT, any person at arm’s length with MERCK and its AFFILIATES that acquires PRODUCT in final form for end use, including physicians and hospitals but excluding DISTRIBUTORS and other agents;

1.1.18	“FIELD” shall mean the use of BLP25 for the prevention and/or treatment of cancers in humans;

1.1.19	“ICRT LICENSE” means that certain amended and restated license agreement dated November 14, 2000 with Imperial Cancer Research Technology Limited

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(now Cancer Research Technology Limited), together with all schedules thereto and any amendments to or restatements of such license agreement;

1.1.20	“IFRS” means international financial reporting standards, consistently applied;

1.1.21	“IMPROVEMENTS” means, collectively, all inventions, discoveries, improvements or other technology in the FIELD and all processes or uses relating thereto, whether or not patentable, that arise after the ORIGINAL EFFECTIVE DATE as a result of conduct under this AGREEMENT and relate directly to BLP25. For clarity, IMPROVEMENTS shall not include any inventions, discoveries, improvements or other technology that ONCOTHYREON, develops or acquires to the extent covering any active compound that is separate and clearly distinct from BLP25, notwithstanding the fact that such active compound may be useful as part of a combination therapy with BLP25. For further clarity, BGLP40 shall be deemed not to be an IMPROVEMENT;

1.1.22	“INDICATION” means a specific health care indication (e.g., non-small cell lung cancer) for which PRODUCT is, as indicated on the label for the PRODUCT, specified for the treatment and/or prevention thereof;

1.1.23	“JOINT IMPROVEMENT PATENT RIGHTS” has the meaning attributed to that term in section 10.1.1 of this AGREEMENT;

1.1.24	“JOINT IMPROVEMENTS” has the meaning attributed to that term in section 9.1 of this AGREEMENT;

1.1.25	“LAUNCH” shall mean, with respect to PRODUCT in a particular country in the TERRITORY, the date of the first arms’ length sale of PRODUCT in such country after receipt of MARKET APPROVAL for PRODUCT in such country;

1.1.26	“MAJOR MARKET” shall mean any one of Germany, France, United Kingdom, Italy, Spain or Japan, and “MAJOR MARKETS” shall mean all of such countries;

1.1.27	“MARKET APPROVAL” shall mean, with respect to PRODUCT in a particular country in the TERRITORY, the date upon which the last of all governmental or regulatory approvals required for the sale of PRODUCT in that country has been granted, including price approval for the PRODUCT (if required);

1.1.28	“MARKETING PLAN” shall mean the marketing plans contemplated in section 3.1 of this AGREEMENT;

1.1.29	“MERCK COST OF GOODS” includes, but is not limited to, with respect to PRODUCT in the TERRITORY, reasonable direct material, labour and subcontracted costs incurred by or on behalf of MERCK in connection with the procurement of raw materials, manufacture, vialing, testing, stability, releasing and shipment of PRODUCT, as well as the reasonable indirect costs of administration, salary, support, depreciation, facility rental, facility repair and

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maintenance, facility utilities, insurance and facility property taxes attributable to PRODUCT;

1.1.30	“MERCK IMPROVEMENTS” has the meaning attributed to that term in section 9.3 of this AGREEMENT;

1.1.31	“MERCK MANUFACTURING ACTIVITIES” has the meaning attributed to that term in section 9.10 of this AGREEMENT;

1.1.32	“MERCK OFFER” has the meaning attributed to that term in section 2.7.2 of this AGREEMENT;

1.1.33	“MUC1” means cancer associated mucin-1;

1.1.34	“NA TERRITORY” shall mean, collectively, Canada (including Quebec) and its territories and the United States of America and its territories;

1.1.35	“NEGOTIATION PERIOD” has the meaning attributed to that term in section 2.7.2 of this AGREEMENT;

1.1.36	“NET SALES” shall mean, with respect to PRODUCT in a particular country, the sum of the gross amounts invoiced for all SALES (directly or indirectly) by MERCK, its AFFILIATES and their respective sublicensees, DISTRIBUTORS, assignees and transferees of PRODUCT to END USERS, less the following deductions from such invoiced amounts which are actually incurred in accordance with IFRS:
1.1.36.1	credits or allowances actually granted for spoiled or damaged PRODUCT or with respect to returned or rejected PRODUCT, and for retroactive price adjustments;

1.1.36.2	normal and customary trade, cash and quantity discounts, allowances, rebates and credits actually allowed, including allowances, adjustments, reimbursements, discounts, chargebacks and rebates given to healthcare organizations and any governmental or quasi-governmental body or agency, whether during the actual SALES/royalty period or not;

1.1.36.3	sales, value added or similar taxes measured by the billing amount, when included in billing;

1.1.36.4	freight, postage, shipping, and insurance charges related to delivery of PRODUCT from the applicable MERCK/distributor warehouse measured by the billing amount, when included in billing; and

1.1.36.5	import and export duties actually paid.
Any refund or reimbursement of any of the foregoing amounts previously deducted from NET SALES shall be appropriately credited upon receipt thereof.

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If PRODUCT is SOLD in combination with another product or products (for greater certainty the use of adjuvant or other such PRODUCT enhancer stipulated to be mixed with PRODUCT shall not be considered to be “another product” for purposes of this section 1.1.36), “NET SALES” under such circumstances shall be calculated by multiplying the “NET SALES” of the combination by the fraction A/(A + B), in which A is the amount invoiced for PRODUCT when SOLD separately, and B is the total amount invoiced for any other product or products in combination when SOLD separately;
1.1.37	“ONCOTHYREON IMPROVEMENTS” has the meaning attributed to that term in section 9.2 of this AGREEMENT;
1.1.38	“ONCOTHYREON KNOW-HOW” means all proprietary information and data in the FIELD including but not limited to compounds, formulae, protocols, methods, techniques and results of experimentation and testing, which, except for published patent applications which are also included within this definition, is generally not known to the public, and which are owned by ONCOTHYREON or licensed in by ONCOTHYREON with the right to sublicense in the manner contemplated by this AGREEMENT, and which directly relate to research, CLINICAL DEVELOPMENT, use and/or sale of PRODUCT and/or the manufacture of PRODUCT. For greater certainty, ONCOTHYREON KNOW-HOW shall include ONCOTHYREON IMPROVEMENTS and IMPROVEMENTS licensed in by ONCOTHYREON with the right to sublicense in the manner contemplated by this AGREEMENT, which arise or occur after the ORIGINAL EFFECTIVE DATE and which fall within the ambit of the preceding sentence. Notwithstanding the foregoing, ONCOTHYREON KNOW-HOW shall not include any subsequently developed or acquired ONCOTHYREON KNOW-HOW to the extent covering any active compound that is separate and clearly distinct from PRODUCT, notwithstanding the fact that such active compound may be useful as part of a combination therapy with PRODUCT;
1.1.39	“ONCOTHYREON PATENT RIGHTS” means all rights in the FIELD owned by ONCOTHYREON or licensed in by ONCOTHYREON with the right to sublicense in the manner contemplated by this AGREEMENT in any of the following patents: any patent issuing on any patent application identified in appendix 2, as well as any patent issuing from any continuing applications of the patents listed in appendix 3, such applications including any divisions, continuations, and continuation-in-part applications, as well as any patents issuing on any reissue and/or reexamination application, and including any patent term restoration or extension (i.e. supplemental protection certificates) of any such patents. ONCOTHYREON PATENT RIGHTS also includes all rights in the FIELD owned by ONCOTHYREON or licensed in by ONCOTHYREON with the right to sublicense in the manner contemplated by this AGREEMENT in any foreign patents which correspond to those described in the preceding sentence and in any patents that claim ONCOTHYREON IMPROVEMENTS, JOINT IMPROVEMENTS and/or IMPROVEMENTS. Notwithstanding the foregoing, ONCOTHYREON PATENT RIGHTS shall not include any subsequently

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developed or acquired ONCOTHYREON PATENT RIGHTS to the extent covering any active compound that is separate and clearly distinct from PRODUCT, notwithstanding the fact that such active compound may be useful as part of a combination therapy with PRODUCT;
1.1.40	“ONCOTHYREON TECHNOLOGY” means all ONCOTHYREON PATENT RIGHTS and/or ONCOTHYREON KNOW-HOW in the FIELD;

1.1.41	“ORIGINAL EFFECTIVE DATE” means May 7, 2001;

1.1.42	“PRODRUG” means a chemical precursor of PRODUCT which is to be cleaved in a human being directly into PRODUCT and/or a metabolic intermediate thereof, but excluding for greater certainty, antigen processing;

1.1.43	“PRODUCT” shall mean BLP25;

1.1.44	“RIGHTS” has the meaning attributed to that term in section 2.7.2 of this AGREEMENT;

1.1.45	“ROW TERRITORY” shall mean all countries in the world except the NA TERRITORY;

1.1.46	“SALE” includes, with respect to PRODUCT, the sale thereof to an END USER, and “SOLD” and “SELL” have a corresponding meaning;

1.1.47	“SALES REPORT” has the meaning attributed to that term in section 7.2 of this AGREEMENT;

1.1.48	“SELECTED DOMAIN NAMES” has the meaning attributed to that term in section 5.12.5 of this AGREEMENT;

1.1.49	“SELECTED TRADEMARK” has the meaning attributed to that term in section 5.12.1 of this AGREEMENT;

1.1.50	“TERRITORY” shall mean, collectively, the NA TERRITORY and the ROW TERRITORY;

1.1.51	“THIRD PARTY LICENSES” means, collectively, the ICRT LICENSE, the DANA-FARBER LICENSE, the U of A LICENSE, the CORIXA LICENSE and any other third party license or sublicense of any technology included as part of the ONCOTHYREON TECHNOLOGY;

1.1.52	“TRADEMARK” means the trademarks and logos initially selected for BLP25 pursuant to section 5.12 of this AGREEMENT, being the trademarks STIMUVAX, [+];

1.1.53	“TRADEMARK DOMAIN NAMES” has the meaning attributed to that term in section 5.12.5 of this AGREEMENT;

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1.1.54	“TRANSFER NOTICE” has the meaning attributed to that term in section 2.7.2 of this AGREEMENT;

1.1.55	“TRANSFER PERIOD” has the meaning attributed to that term in section 2.7.2 of this AGREEMENT;

1.1.56	“U of A LICENSE” means that certain license dated December 1, 2001 with the University of Alberta in relation to the Samuels MUC1 liposomal formulation patents, together with all schedules thereto and any amendments to or restatements of such license agreement; and

1.1.57	“VALID CLAIM” means, with respect to PRODUCT in a particular country in the TERRITORY, a claim of an issued and unexpired patent included within the ONCOTHYREON PATENT RIGHTS which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.
ARTICLE 2
LICENSE GRANT
Section 2.1 ONCOTHYREON License Grant
Subject to the terms and conditions of this AGREEMENT and only for the purpose of MERCK fulfilling its obligations and exercising its rights under this AGREEMENT, ONCOTHYREON hereby grants to MERCK a license (or in the case of ONCOTHYREON TECHNOLOGY that ONCOTHYREON has licensed from a third party, a sublicense) under the ONCOTHYREON TECHNOLOGY to make, use, import, develop, market and SELL and have made, used, imported, developed, marketed and SOLD PRODUCT in the FIELD in the NA TERRITORY and the ROW TERRITORY. Such license shall, except to the extent otherwise provided in this AGREEMENT or otherwise required by applicable law or regulation (as, for example, in the European Union under applicable competition law), be exclusive for the FIELD in the NA TERRITORY and in the ROW TERRITORY, subject to the rights of ONCOTHYREON under this AGREEMENT.
MERCK shall have the right to grant sublicenses (including the right to appoint DISTRIBUTORS of PRODUCT in the TERRITORY, including AFFILIATES of MERCK) under the licenses obtained under this AGREEMENT without the prior written consent of ONCOTHYREON provided however, that MERCK, when doing so, complies with the provisions of the THIRD PARTY LICENSES. MERCK shall be responsible for the acts and omissions of its DISTRIBUTORS, AFFILIATES, sublicensees and contract manufacturers and such acts and omissions shall be regarded for purposes of this AGREEMENT as the acts and omissions of MERCK. ONCOTHYREON agrees not to, and shall cause its wholly owned AFFILIATES not to assert against MERCK or its sublicensees any patent not included in the ONCOTHYREON PATENT RIGHTS that is or might be infringed by reason of MERCK or its sublicensees exercise of the licenses granted to MERCK under this section 2.1. Further, ONCOTHYREON covenants and agrees that for so long as MERCK has exclusive rights to all

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of the ONCOTHYREON TECHNOLOGY under this AGREEMENT, ONCOTHYREON shall not grant to any third party rights to the ONCOTHYREON TECHNOLOGY which would permit such third party to make, use, import, develop, market or SELL or have made, have used, imported, developed, marketed or SOLD PRODUCT for the treatment of disease in humans.
Section 2.2 Term of Grant
The licenses granted in section 2.1 of this AGREEMENT shall remain in force and effect on a country-by-country basis until the later of (a) the expiration or termination of the last to expire or terminate of VALID CLAIMS that cover PRODUCT in such country, and (b) the date which is the fifteenth (15th) anniversary of the LAUNCH of PRODUCT in any country in the TERRITORY. Upon the expiration of any such license grant as aforesaid, MERCK shall thereafter, subject to complying with any applicable provisions of the THIRD PARTY LICENSES (including the payment of any and all royalties and other amounts required to be paid thereunder), have a paid up, royalty free, non-exclusive license under the ONCOTHYREON TECHNOLOGY to make, use, import, develop, market and SELL, and have made, used, imported, developed, marketed and SOLD PRODUCT in such country in the FIELD.
Section 2.3 Third Party Licenses
With respect to the THIRD PARTY LICENSES to the extent not waived in writing by the licensor under such THIRD PARTY LICENSES, ONCOTHYREON and MERCK hereby incorporate by reference in this AGREEMENT any provisions specified in such THIRD PARTY LICENSES to be included in sublicenses of the subject matter of such THIRD PARTY LICENSES and to make such other amendments to this AGREEMENT as may be required in connection with the sublicensing of such THIRD PARTY LICENSES by ONCOTHYREON to MERCK. MERCK also agrees to cooperate with ONCOTHYREON and its AFFILIATES in fully complying in a timely manner with the terms of such THIRD PARTY LICENSES and, without limiting the generality of the foregoing, MERCK shall provide to ONCOTHYREON or its designated AFFILIATE in a timely manner or assist ONCOTHYREON or its designated AFFILIATE in preparing in a timely manner any and all reports, data, confirmations, approvals and other information that may be required by ONCOTHYREON or its designated AFFILIATE in connection therewith. ONCOTHYREON shall provide MERCK with examples of applicable reports previously utilized by ONCOTHYREON and/or its AFFILIATES for such purposes in order to assist MERCK in preparing the necessary reports.
Section 2.4 Bankruptcy or Insolvency
All rights and licenses granted to MERCK under this article 2 are, and shall be deemed to be, for purposes of applicable bankruptcy law (including section 365(n) of the United States Bankruptcy Code), licenses of rights to “intellectual property” (including as such term is defined under section 101(35A) of the United States Bankruptcy Code). The parties agree that MERCK, as a licensee of such rights under this AGREEMENT, shall retain and may fully exercise all of its rights and elections under such applicable bankruptcy law, including but not limited to MERCK’s rights to continue to exercise all rights licensed hereunder.
Section 2.5 Combination Products
ONCOTHYREON shall not prohibit MERCK from combining for use in the FIELD PRODUCT licensed under this AGREEMENT with any other product.

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Section 2.6 Covenant Not to Sue or Challenge
MERCK (on behalf of itself and its AFFILIATES and their respective sublicensees) agrees not to in any way challenge or contest (including by way of an allegation of misuse or non-infringement), nor assist any other person to challenge or contest, the validity or enforceability of any of the ONCOTHYREON TECHNOLOGY including, without limitation, the ONCOTHYREON PATENT RIGHTS.
Section 2.7 Exclusivity
2.7.1	[+]

2.7.2	[+] [Redaction continues for two pages]

2.7.3	[+]
ARTICLE 3
REPORTING AND PLANS
Section 3.1 Reporting
On or before March 31, 2009 for the 2009 calendar year, and on or before January 1 for each subsequent calendar year during the TERM until first commercial SALE of PRODUCT has been made, MERCK shall provide ONCOTHYREON with a written development plan (the “DEVELOPMENT PLAN”) for PRODUCT which plan shall outline the CLINICAL DEVELOPMENT activities that MERCK plans to perform in such calendar year, as well as its manufacturing activities. Upon request of ONCOTHYREON, but no more than once per calendar quarter, MERCK shall provide ONCOTHYREON with a succinct written update (i.e. one or two pages) of any material change to the DEVELOPMENT PLAN as well as the progress made with respect to the CLINICAL DEVELOPMENT, including updates on the status of each ongoing clinical trial (including the number of patients) and regulatory filings. Upon first commercial SALE of PRODUCT, the DEVELOPMENT PLAN shall no longer be provided to ONCOTHYREON. In lieu of the DEVELOPMENT PLAN, MERCK shall provide ONCOTHYREON with a marketing plan (the “MARKETING PLAN”) which plan shall outline the marketing activities that MERCK plans to perform in the then current calendar year, as well as its manufacturing activities. Upon request of ONCOTHYREON, but no more than once per calendar quarter, MERCK shall provide ONCOTHYREON with a succinct written update (i.e. one or two pages) of any material change to the MARKETING PLAN as well as the progress made with respect to the marketing of PRODUCT, including updates on the status of each ongoing clinical trial (including the number of patients) and regulatory filings. Notwithstanding the foregoing, MERCK shall promptly following any change or event which may be material to ONCOTHYREON in relation to the subject matter of this AGREEMENT advise ONCOTHYREON together with full particulars thereof. Such reports and information shall be received by ONCOTHYREON subject to the obligations of Article 8.

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ARTICLE 4
DEVELOPMENT AND MARKET APPROVAL
— NA TERRITORY AND ROW TERRITORY
Section 4.1 CLINICAL DEVELOPMENT Studies and Costs
MERCK will be responsible, and have sole decision making authority, for conducting, or having conducted, all development (including CLINICAL DEVELOPMENT) and MARKET APPROVAL (including the preparation, submission and prosecution of all regulatory authority filings and applications required to obtain all necessary MARKET APPROVALS to SELL PRODUCT in, among others, the NA TERRITORY and the MAJOR MARKETS in the ROW TERRITORY) tasks necessary and/or desirable for CLINICAL DEVELOPMENT of PRODUCT in the NA TERRITORY and the ROW TERRITORY. Without limiting the generality of the foregoing, MERCK agrees to undertake the Phase III clinical trial of BLP25 in Stage III a/b non-small cell lung cancer described in the protocol set forth in appendix 4. MERCK will bear all costs in relation to all of the foregoing.
Section 4.2 Regulatory Filings
MERCK will, at MERCK’s expense, use commercially reasonable efforts to diligently pursue the preparation, submission and prosecution and maintenance of all regulatory authority filings and applications required to obtain and maintain all necessary and/or desirable MARKET APPROVALS to sell PRODUCT in each of the NA TERRITORY, the MAJOR MARKETS in the ROW TERRITORY and in such other countries in the ROW TERRITORY in which MERCK, using reasonable business judgment, determines to sell PRODUCT, all in a prudent and skilful manner in accordance with all applicable laws and regulations. To the extent not already assigned to MERCK, ONCOTHYREON shall promptly assign to MERCK all applications and filings held by ONCOTHYREON with any regulatory authority relating to the development, manufacture and commercialization of PRODUCT. MERCK shall keep ONCOTHYREON informed in respect of the matters which are the subject of this section 4.2 in the manner specified in Section 3, provided, however, that the final decision on the specifics of the preparation, submission and prosecution and maintenance of such regulatory filings and applications shall be made by MERCK. Upon the written request of MERCK, ONCOTHYREON, shall, or shall direct its AFFILIATE to, either withdraw or transfer to MERCK any drug master file submitted by ONCOTHYREON or any of its AFFILIATES in relation to the PRODUCT to any regulatory authority in the TERRITORY. For clarity, any contact to regulatory authorities anywhere in the TERRITORY that relate to the PRODUCT shall be MERCK’s or its AFFILIATES’ or sublicensees’ responsibility, and any contact made by any such authority to ONCOTHYREON or any of its AFFILIATES in relation to the PRODUCT shall be referred promptly by ONCOTHYREON or its AFFILIATE to MERCK.
Section 4.3 MARKET APPROVAL Owner
MERCK shall be the record owner of all MARKET APPROVALS required for SALE of PRODUCT in the NA TERRITORY and the ROW TERRITORY. Forthwith upon the expiration or termination of this AGREEMENT with respect to PRODUCT in a particular country in the ROW TERRITORY or the NA TERRITORY, or if any of the licenses granted by ONCOTHYREON to MERCK in this AGREEMENT become non-exclusive, MERCK shall in a timely manner comply with section 11.6 of this AGREEMENT in relation to PRODUCT in such country.

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Section 4.4 Know-How Documentation
In an effort to support the transfer by ONCOTHYREON to MERCK of the ONCOTHYREON KNOW-HOW, ONCOTHYREON agrees (to the extent legally permitted to do so) to make available to MERCK and its designated AFFILIATE (with the right to print or photocopy documents at MERCK’s cost) for a period of two (2) years following the EFFECTIVE DATE, (a) all ONCOTHYREON KNOW-HOW, including (to the extent falling within the definition of ONCOTHYREON KNOW-HOW) any preclinical data, clinical data, assays and associated materials, protocols, plans, reports, procedures (including standard operating procedures), and any other similar information, that is necessary or useful (acting reasonably) to develop, manufacture, test, release, seek regulatory approval for, or commercialize BLP25, all to the extent in ONCOTHYREON’s possession or control, (b) copies of all material communications specifically in relation to BLP25 with regulatory authorities in the possession or control of ONCOTHYREON, (c) copies of all material communications with third parties related specifically to the development and manufacture of BLP25 (e.g. communication with contract manufacturing organizations, vendors, contractors) in the possession or control of ONCOTHYREON, and (d) copies of all material documents that ONCOTHYREON or its AFFILIATES received from third parties related specifically to the development and manufacture of BLP25 (e.g. standard operating procedures, regulatory filing documents, batch records, certificates received from contract manufacturing organizations, vendors, contractors), in the possession or control of ONCOTHYREON.
ARTICLE 5
PRODUCT MARKETING — NA TERRITORY AND ROW TERRITORY
Section 5.1 Costs and Expenses
MERCK shall bear all costs and expenses associated with the manufacturing, promoting, marketing, distributing and SALE of PRODUCT in the TERRITORY.
Section 5.2 Sales Force Training
MERCK shall be responsible for developing or having developed (in accordance with all applicable legal and regulatory requirements) training programs and materials concerning promotion of PRODUCT in the TERRITORY. MERCK shall also be responsible for developing or having developed (in accordance with all applicable legal and regulatory requirements) training programs and materials concerning technical aspects of PRODUCT.
Section 5.3 Costs of Sales Representatives and Specialty Personnel
MERCK shall be responsible for all costs and expenses related to its sales representatives (whether employees or contracted) in the TERRITORY. MERCK shall be responsible for all costs and expenses related to “specialty” personnel (including managed care representatives, professional relations, patient advocacy, reimbursement, specialty sales, and the like) in the TERRITORY.
Section 5.4 Distribution
MERCK shall have the sole responsibility for distribution of PRODUCT in the TERRITORY. In fulfilling its obligations with respect to the distribution of PRODUCT in the TERRITORY, MERCK shall use commercially reasonable efforts consistent with accepted pharmaceutical practices. All costs incurred in relation to such distribution shall be borne by MERCK.

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Section 5.5 Label Content
MERCK shall be responsible for ensuring that the label and product insert for any PRODUCT SOLD in the TERRITORY shall comply with all legal, governmental and regulatory requirements. Insofar as it is not contrary to law or regulation in any particular country in the TERRITORY, the box and package insert, and the label to the extent that space permits, shall include prominent reference to MERCK (or, if applicable, any AFFILIATE of MERCK designated by MERCK) as marketer and manufacturer of the PRODUCT and to ONCOTHYREON or its designated AFFILIATE as licensor. Any trademark or other content as may be from time to time required pursuant to the CORIXA LICENSE shall be marked on every PRODUCT label and/or insert in the manner required under the CORIXA LICENSE.
Section 5.6 Product Price
MERCK shall determine the SALES price for PRODUCT SOLD in the TERRITORY.
Section 5.7 Booking Sales
MERCK shall book all SALES of PRODUCT in the TERRITORY.
Section 5.8 Advertising and Promotion
MERCK shall be responsible for determining the sales strategy for SALE of PRODUCT in the TERRITORY, and shall create, or have created all materials for advertising and promotion of PRODUCT in the TERRITORY. All costs and expenses incurred in relation to such advertising and promotion shall be borne by MERCK.
Section 5.9 Customer Complaints and Medical Inquiries
MERCK (or its designated AFFILIATE) shall be responsible for handling all customer complaints and inquiries regarding PRODUCT in the TERRITORY. All complaints and inquiries received by ONCOTHYREON or its agents shall be promptly referred to MERCK for response according to applicable law. MERCK shall use commercially reasonable efforts to handle such matters in a timely, prudent and skilful manner, in compliance with applicable laws, regulations, rules, policies and regulatory requirements and in accord with MERCK’s standard operating procedures. MERCK shall keep ONCOTHYREON informed in a timely manner with respect to MERCK’s activities in regard to customer complaints and inquiries for PRODUCT. All costs incurred in responding to customer complaints and inquiries shall be borne by MERCK.
Section 5.10 Adverse Event Reporting
MERCK (or its designated AFFILIATE) shall be responsible for reporting all ADVERSE EVENTS regarding PRODUCT to the appropriate regulatory authorities in the TERRITORY. All information received by ONCOTHYREON or its agents shall be promptly transferred according to applicable law to MERCK for handling. MERCK shall handle such matter in a timely, prudent and skilful manner, in compliance with all applicable laws, rules, policies, regulations and regulatory requirements, and in accord with MERCK’s standard operating procedures. MERCK shall keep ONCOTHYREON informed in a timely manner with respect to MERCK’s activities with respect to ADVERSE EVENT reporting for PRODUCT. All costs incurred in responding to and reporting ADVERSE EVENTS regarding PRODUCT in the TERRITORY shall be borne by MERCK.

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Section 5.11 PRODUCT Recall
MERCK (or its designated AFFILIATE) shall be responsible for initiating and implementing all PRODUCT recalls required by controlling regulatory agencies and for all voluntary PRODUCT market withdrawals in the TERRITORY. MERCK shall handle such matters in a timely, prudent and skilful manner, in compliance with all applicable laws, rules, policies, regulations and regulatory requirements, and in accord with MERCK’s standard operating procedures. MERCK shall keep ONCOTHYREON informed in a timely manner with respect to MERCK’s activities in regard to recalls and market withdrawals. All costs incurred in responding to recalls and market withdrawals shall be borne by MERCK.
Section 5.12 Trademarks and Branding
5.12.1	Ownership and Filing. PRODUCT shall be marketed and sold in the TERRITORY under the applicable trademark selected by MERCK (the “SELECTED TRADEMARK”) which SELECTED TRADEMARK can be a TRADEMARK or any other trademark selected by MERCK. ONCOTHYREON acknowledges that MERCK shall be the owner of the TRADEMARKS in the TERRITORY. ONCOTHYREON shall not knowingly do or cause to be done any act or thing contesting, challenging or, in any way, impairing or intending to impair any part of MERCK’s right, title or interest in the TRADEMARKS for the duration of this AGREEMENT. Further, ONCOTHYREON shall not use or register in the TERRITORY any trademark which is similar or identical to any of the TRADEMARKS on similar or identical goods or services to those which are the subject of this AGREEMENT for the duration of this AGREEMENT. MERCK shall diligently pursue the filing, maintenance and defence of the TRADEMARKS and the SELECTED TRADEMARKS in the TERRITORY. All trademark-related costs (including, without limitation, legal, third party, branding, filing, maintenance and other such costs) of developing, prosecuting, registering, maintaining and defending the TRADEMARKS and the SELECTED TRADEMARKS shall be borne by MERCK as of March 1, 2006.

5.12.2	Trademark License. MERCK hereby grants, in the event that ONCOTHYREON or an AFFILIATE of ONCOTHYREON obtains the right to manufacture and/or SELL PRODUCT under this AGREEMENT, to ONCOTHYREON and its designated AFFILIATES a royalty free, non-exclusive license to use, display, reproduce and publish the TRADEMARKS and/or the SELECTED TRADEMARKS in connection with the manufacture, use, marketing, promotion, distribution and SALE of PRODUCT in any countries in the TERRITORY where ONCOTHYREON or an AFFILIATE of ONCOTHYREON has the right to manufacture and/or SELL PRODUCT under this AGREEMENT for so long as such right to manufacture and/or SELL exists under this AGREEMENT. In addition to the foregoing, ONCOTHYREON shall have the right to use the TRADEMARKS and/or the SELECTED TRADEMARKS in connection with corporate disclosure and corporate information dissemination. ONCOTHYREON and its designated AFFILIATES shall have no right to grant sublicenses under such license without the prior written consent of MERCK (such consent not to be unreasonably withheld). Any goodwill arising from the use of the TRADEMARKS and/or the SELECTED TRADEMARKS by ONCOTHYREON

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or its designated AFFILIATES shall inure to the benefit of MERCK. Further, such use shall be in accordance with the applicable laws in the relevant jurisdiction, as well as with any reasonable requirements of any brand guide that may be provided by MERCK from time to time. When using any of the TRADEMARKS and/or the SELECTED TRADEMARKS under license, ONCOTHYREON and its designated AFFILIATES shall use the identifiers ™ or ®, as appropriate.

5.12.3	Assignment. MERCK shall, at MERCK’s cost, arrange for assignment of the trademarks [+] from ONCOTHYREON or its AFFILIATES to MERCK. Until such assignment is completed, ONCOTHYREON shall, at MERCK’s cost, provide reasonable cooperation and assistance with respect to such assignment, including but not limited to providing documents in ONCOTHYREON’s possession (including its AFFILIATES and external law firm) and signatures as requested by the relevant trademark offices. A list of currently identified trademark registrations and applications for [+] are included in appendix 5. MERCK confirms that ONCOTHYREON and its AFFILIATES are released from all other obligations under the STIMUVAX letter agreement dated December 21, 2004 including, without limitation, the 40,000 Euro payment.

5.12.4	Trademark Infringement. For countries in which the TRADEMARKS and/or SELECTED TRADEMARKS are used under license by ONCOTHYREON and/or its AFFILIATES, ONCOTHYREON shall:
5.12.4.1	promptly report to MERCK particulars of any use by any other party of a trademark, trade name or mode of advertising which comes to ONCOTHYREON’s or its designated AFFILIATES’ attention and which might qualify as an infringement of the TRADEMARKS and/or SELECTED TRADEMARKS or as unfair competition; and

5.12.4.2	in the event that it comes to the attention of ONCOTHYREON or its designated AFFILIATES that any party alleges that the TRADEMARKS and/or SELECTED TRADEMARKS are invalid or that they infringe any rights of a third party, or that the TRADEMARKS are open to any other form of attack, ONCOTHYREON or its designated AFFILIATES shall promptly report the matter to MERCK.
In any event described in this section ONCOTHYREON shall not take any action, either amicably or legally, and shall let MERCK or a nominee of MERCK take any action which MERCK, acting reasonably, deems necessary, provided, however, that nothing herein shall prevent ONCOTHYREON from defending and/or protecting its own reasonable interests. ONCOTHYREON or its designated AFFILIATES, upon MERCK’s reasonable request and at MERCK’s expense, shall cooperate in any action so taken to the extent that such cooperation is not materially adverse in interest to ONCOTHYREON and/or its AFFILIATES.

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5.12.5	Domain Names. Any domain names related to the TRADEMARKS (the “TRADEMARK DOMAIN NAMES”) and/or the SELECTED TRADEMARKS (the “SELECTED DOMAIN NAMES”) in the TERRITORY shall be selected by MERCK. ONCOTHYREON acknowledges that MERCK shall be the owner of the TRADEMARK DOMAIN NAMES in the TERRITORY. ONCOTHYREON shall not knowingly do or cause to be done any act or thing contesting, challenging or, in any way, impairing or intending to impair any part of MERCK’s right, title or interest in the TRADEMARK DOMAIN NAMES in the TERRITORY for the duration of this AGREEMENT. Further, ONCOTHYREON shall not use or register in the TERRITORY any domain name which is similar or identical to any of the domain names related to the TRADEMARKS on similar or identical goods or services which are the subject of this AGREEMENT for the duration of this AGREEMENT. MERCK shall be responsible for the filing, maintenance and defence of the TRADEMARK DOMAIN NAMES and the SELECTED DOMAIN NAMES in the TERRITORY. All domain name-related costs (including, without limitation, legal, third party, filing, maintenance and other such costs) of prosecuting, registering, maintaining and defending the TRADEMARK DOMAIN NAMES and the SELECTED DOMAIN NAMES or any alternate or additional domain names shall be borne by MERCK.
5.12.6	Domain License. MERCK hereby grants to ONCOTHYREON and its designated AFFILIATES a royalty free, non-exclusive license to use, display, reproduce and publish the TRADEMARK DOMAIN NAMES, the SELECTED DOMAIN NAMES or any alternate or additional domain names under the same terms and under the same circumstances as set forth in Section 5.12.2.
Section 5.13 General Diligence
Subject to section 14.1 and without being limited by section 5.14, MERCK shall, at MERCK’s expense, use commercially reasonable efforts to diligently pursue the development (including CLINICAL DEVELOPMENT), commercialization, manufacture (including commercial scale-up), registration, promotion, marketing and SALE of PRODUCT in a prudent and skilful manner in accordance with the DEVELOPMENT PLAN and/or the MARKETING PLAN then in effect, which plans will contain development, manufacturing and marketing activities representing commercially reasonable efforts, and in accordance with all applicable laws and regulations. MERCK will bear all costs with respect thereto.
Section 5.14 Excused Performance
In addition to the terms of section 14.1, MERCK’s performance under this AGREEMENT with respect to PRODUCT in a particular country is expressly conditioned upon the continuing absence of any safety or efficacy or regulatory event with respect to PRODUCT in such country which materially limits, reverses or restricts the development and/or marketing of such PRODUCT in such country. MERCK’s obligations to develop, promote and/or SELL such PRODUCT in such country under this AGREEMENT shall be delayed or suspended so long as any such condition exists.

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Section 5.15 Japanese Market
Without derogating from section 5.13, in relation to Japan, MERCK shall, as soon as reasonable considering the Japanese market and in any event no later than [+] after positive clinical endpoint data (with no material toxicology issue) being available from a pivotal Phase II or Phase III trial with respect to PRODUCT, commence discussions with the applicable Japanese regulatory authorities with respect to initiating any required clinical trials in Japan and finalize a comprehensive CLINICAL DEVELOPMENT plan for Japan for PRODUCT (which shall include a reasonable timeframe for obtaining regulatory approval in Japan) and thereafter use commercially reasonable efforts to pursue such CLINICAL DEVELOPMENT plan within the timeframes stipulated therein. Notwithstanding any provision to the contrary in this AGREEMENT, if MERCK fails to meet the requirements of this section 5.15 with respect to Japan, then this AGREEMENT shall cease to apply to PRODUCT in relation to Japan and all rights related to PRODUCT in Japan shall revert to ONCOTHYREON.
ARTICLE 6
CONSIDERATION — NA TERRITORY AND ROW TERRITORY
Section 6.1 Consideration for Licenses Granted
In consideration for the licenses granted by ONCOTHYREON to MERCK under article 2, MERCK shall, in the event that MERCK sublicenses, assigns, transfers or otherwise relinquishes all or any of its rights and/or obligations under this AGREEMENT relating to the NA TERRITORY or any part thereof to a third party (which term for purposes of this section 6.1 shall not include an AFFILIATE of MERCK as long as all such rights and/or obligations remain with such AFFILIATE of MERCK, or a contract manufacturing organization for the development, testing, release or supply of PRODUCT selected by MERCK) and receives upfront payments, milestone payments, royalty payments or other monetary consideration, or in-kind consideration of substantive value, in respect thereof, pay ONCOTHYREON [+] within thirty (30) days of the effective date of such sublicense, assignment, transfer or relinquishment, provided that no such payment will be due in connection with the transfer or sale by MERCK of all or substantially all of its business or in the event of the merger or consolidation of MERCK with another corporation.
Section 6.2 Consideration — Milestone and Other Payments
6.2.1	Upfront and Manufacturing Process Transfer Milestone Payments. In consideration for the licenses granted by ONCOTHYREON to MERCK under Article 2 and other benefits afforded MERCK under this AGREEMENT, and in addition to the payment provided for in section 6.1 of this AGREEMENT, the pre LAUNCH milestone payments provided for in section 6.2.2 of this AGREEMENT, the post LAUNCH milestone payments provided for in section 6.2.3 of this AGREEMENT and the royalty payments provided for in section 6.3 of this AGREEMENT, MERCK shall make the payments specified in this section 6.2.1 to ONCOTHYREON:
6.2.1.1	Ten Million Four Hundred Fifty Two Thousand Four Hundred Two Dollars and Fifty Eight Cents US ($10,452,402.58 US) on the Effective Date;

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6.2.1.2	the remaining manufacturing process transfer milestone payment of [+] within thirty (30) days of the first manufacturing run of PRODUCT (by MERCK or any AFFILIATE or sub-supplier of MERCK) after upscale of the current process to the commercial process, provided that, notwithstanding whether or not the manufacturing process transfer milestone specified in this section 6.2.1.2 has been met (at all or in part), such milestone payment (to the extent not previously paid by MERCK to ONCOTHYREON) shall be due and payable by MERCK to ONCOTHYREON on December 31, 2009;
6.2.1.3	MERCK shall be responsible for payment of and shall pay in a timely manner all royalties and other amounts payable pursuant to the CORIXA LICENSE to the extent agreed to by CORIXA, and if no such agreement is obtained, reimburse ONCOTHYREON (or its designated AFFILIATE) for any such payments to CORIXA; and
6.2.1.4	for clarification, each of the payments of MERCK identified in this section 6.2.1 is non-refundable to MERCK, and each of the payments identified in Sections 6.2.1.1 and 6.2.1.2 shall be made only once.
6.2.2	Pre LAUNCH Milestone Payments. In consideration for the licenses granted by ONCOTHYREON to MERCK under Article 2 and other benefits afforded MERCK under this AGREEMENT, and in addition to the payment provided for in section 6.1 of this AGREEMENT, the upfront and other payments provided for in section 6.2.1 of this AGREEMENT, the post LAUNCH milestone payments provided for in section 6.2.3 of this AGREEMENT and the royalty payments provided for in section 6.3 of this AGREEMENT, MERCK shall make the following payments to ONCOTHYREON:
6.2.2.1	with respect to BLP25 for the first INDICATION:
6.2.2.1.1	MERCK shall within thirty (30) days of the date of submission of a BLA to the FDA for BLP25 for such first INDICATION, pay ONCOTHYREON [+];

6.2.2.1.2	MERCK shall pay ONCOTHYREON [+] within [+] of the date of submission to the applicable regulatory authority in the first MAJOR MARKET of a BLA (or its equivalent in the jurisdiction in question) for BLP25 for such first INDICATION;

6.2.2.1.3	MERCK shall pay ONCOTHYREON [+] within thirty (30) days of the date of receipt of approval of the BLA submitted to the FDA for BLP25 for such first INDICATION;

6.2.2.1.4	MERCK shall pay ONCOTHYREON [+] within thirty (30) days of the date of receipt of approval of the BLA

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(or its equivalent in the jurisdiction in question) submitted to the applicable regulatory authority in the first MAJOR MARKET for BLP25 for such first INDICATION;
6.2.2.2	with respect to BLP25 for the second INDICATION:
6.2.2.2.1	MERCK shall within thirty (30) days of the date of submission of a BLA to the FDA for BLP25 for such second INDICATION pay ONCOTHYREON [+];

6.2.2.2.2	MERCK shall pay ONCOTHYREON [+] within thirty (30) days of the date of submission to the applicable regulatory authority in the first MAJOR MARKET of a BLA (or its equivalent in the jurisdiction in question) for BLP25 for such second INDICATION;

6.2.2.2.3	MERCK shall pay ONCOTHYREON [+] within thirty (30) days of the date of receipt of approval of the BLA submitted to the FDA for BLP25 for such second INDICATION;

6.2.2.2.4	MERCK shall pay ONCOTHYREON [+] within thirty (30) days of the date of receipt of approval of the BLA (or its equivalent in the jurisdiction in question) submitted to the applicable regulatory authority in the first MAJOR MARKET for BLP25 for such second INDICATION;
6.2.2.3	For clarification, each of the milestone payments of MERCK identified in this section 6.2.2 shall be made only once for the stated milestone triggering event. Any milestone payments made by MERCK under section 6.2.2 are non-refundable to MERCK.
6.2.3	Post LAUNCH Milestone Payments. In consideration for the licenses granted by ONCOTHYREON to MERCK under Article 2 and other benefits afforded MERCK under this AGREEMENT, and in addition to the payment provided for in section 6.1 of this AGREEMENT, the upfront and other payments provided for in section 6.2.1 of this AGREEMENT, the pre LAUNCH milestone payments provided for in section 6.2.2 of this AGREEMENT and the royalty payments provided for in section 6.3 of this AGREEMENT, MERCK shall pay to ONCOTHYREON the following post-LAUNCH milestone payments within forty-five (45) days of the end of the applicable period specified below:
6.2.3.1	when ROW NET SALES with respect to PRODUCT in any calendar year (following LAUNCH of PRODUCT anywhere in the TERRITORY) equal or exceed [+], a sales milestone payment shall be paid by MERCK to ONCOTHYREON of [+];

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6.2.3.2	when ROW NET SALES with respect to PRODUCT in any calendar year (following LAUNCH of PRODUCT anywhere in the TERRITORY) equal or exceed [+], a sales milestone payment shall be paid by MERCK to ONCOTHYREON of [+];

6.2.3.3	when ROW NET SALES with respect to PRODUCT in any calendar year (following LAUNCH of PRODUCT anywhere in the TERRITORY) equal or exceed [+], a sales milestone payment shall be paid by MERCK to ONCOTHYREON of [+];

6.2.3.4	when ROW NET SALES with respect to PRODUCT in any calendar year (following LAUNCH of PRODUCT anywhere in the TERRITORY) equal or exceed [+], a sales milestone payment shall be paid by MERCK to ONCOTHYREON of [+]; and

6.2.3.5	when ROW NET SALES with respect to PRODUCT in any calendar year (following LAUNCH of PRODUCT anywhere in the TERRITORY) equal or exceed [+], a sales milestone payment shall be paid by MERCK to ONCOTHYREON of [+].
For clarification, each of MERCK’s sales milestone payments identified in this section 6.2.3 shall be made only once for the stated sales milestone triggering event. However, more than one sales milestone may be achieved in a particular calendar year, in which case (if not previously paid) each such sales milestone payments shall be made by MERCK to ONCOTHYREON. Any sales milestone payments made by MERCK under this section 6.2.3 are non-refundable to MERCK.
Section 6.3 Royalty Payments
6.3.1	In consideration for the licenses granted by ONCOTHYREON to MERCK under Article 2 and other benefits afforded MERCK under this AGREEMENT, and in addition to the payment provided for in section 6.1 of this AGREEMENT, the upfront and other payments provided for in section 6.2.1 of this AGREEMENT, the pre LAUNCH milestones provided for in section 6.2.2 of this AGREEMENT and the post LAUNCH milestones provided for in section 6.2.3 of this AGREEMENT, MERCK shall make the payments specified in this section 6.3 to ONCOTHYREON.

6.3.2	With respect to BLP25 in a particular country in the NA TERRITORY, MERCK shall, until the later of (a) the expiration or termination of the last to expire or terminate of VALID CLAIMS that cover PRODUCT in such country, and (b) the date which is the fifteenth (15th) anniversary of the LAUNCH of PRODUCT in any country in the TERRITORY, pay to ONCOTHYREON on a quarterly basis as specified in article 7 of this AGREEMENT a royalty on NET SALES of PRODUCT in such country calculated as follows:
6.3.2.1	MERCK shall pay ONCOTHYREON a royalty equal to [+] of NET

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SALES in such country in respect of PRODUCT for such portion of annual NET SALES in the NA TERRITORY for the calendar year in question up to and including [+] (pro-rated for stub periods); and

6.3.2.2	MERCK shall pay ONCOTHYREON a royalty equal to [+] of NET SALES in such country in respect of PRODUCT for such portion of annual NET SALES in the NA TERRITORY for the calendar year in question which exceed [+] (pro-rated for stub periods).
The royalty rates specified in sections 6.3.2.1 and 6.3.2.2 above shall be reduced to [+] and [+], respectively, in circumstances where MERCK has paid in full to ONCOTHYREON in the manner specified in section 6.2.1.2 the remaining manufacturing process transfer milestone payment in the amount of [+] on or before December 31, 2009.
6.3.3	With respect to BLP25 in a particular country in the ROW TERRITORY, MERCK shall, until the later of (a) the expiration or termination of the last to expire or terminate of VALID CLAIMS that cover such PRODUCT in such country, and (b) the date which is the fifteenth (15th) anniversary of the LAUNCH of such PRODUCT in any country in the TERRITORY, pay to ONCOTHYREON on a quarterly basis as specified in article 7 of this AGREEMENT a royalty on NET SALES of such PRODUCT in such country calculated as follows:
6.3.3.1	so long as, with respect to the calendar quarter in question, no COMPETITIVE PRODUCT(S) has actual SALES (based on IMS Global Services data) in such country which are more than [+] of the actual SALES (based on IMS Global Services data) of MERCK, its AFFILIATES and their respective permitted sublicensees, DISTRIBUTORS, assignees and transferees with respect to PRODUCT in such country, then MERCK shall pay ONCOTHYREON a royalty equal to [+] of NET SALES in such country in respect of PRODUCT for such calendar quarter (provided that such [+] royalty rate shall be reduced to [+] in circumstances where MERCK has paid in full to ONCOTHYREON in the manner specified in section 6.2.1.2 the remaining manufacturing process transfer milestone payment in the amount of [+] on or before December 31, 2009);

6.3.3.2	if, with respect to the calendar quarter in question, a COMPETITIVE PRODUCT(S) has actual SALES (based on IMS Global Services data) in such country which are more than [+] but no more than [+] of the actual SALES (based on IMS Global Services data) of MERCK, its AFFILIATES and their respective permitted sublicensees, DISTRIBUTORS, assignees and transferees with respect to PRODUCT in such country, then MERCK shall pay ONCOTHYREON a royalty equal to [+] of NET SALES in such country in respect of PRODUCT for such calendar quarter (provided that such [+] royalty rate shall be

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reduced to [+] in circumstances where MERCK has paid in full to ONCOTHYREON in the manner specified in section 6.2.1.2 the remaining manufacturing process transfer milestone payment in the amount of [+] on or before December 31, 2009);

6.3.3.3	if, with respect to the calendar quarter in question, a COMPETITIVE PRODUCT(S) has actual SALES (based on IMS Global Services data) which are more than [+] of the actual SALES (based on IMS Global Services data) of MERCK, its AFFILIATES and their respective permitted sublicensees, DISTRIBUTORS, assignees and transferees with respect to PRODUCT in such country, then MERCK shall pay ONCOTHYREON a royalty equal to [+] of NET SALES in such country in respect of PRODUCT for such calendar quarter (provided that such [+] royalty rate shall be reduced to [+] in circumstances where MERCK has paid in full to ONCOTHYREON in the manner specified in section 6.2.1.2 the remaining manufacturing process transfer milestone payment in the amount of [+] on or before December 31, 2009).
6.3.4	If, with respect to PRODUCT in a particular country in the TERRITORY, MERCK is able to demonstrate that, for any reason beyond the control of MERCK and its permitted sublicensees and distributors, the royalty rate payable by MERCK under sections 6.3.2 and 6.3.3 causes or is likely to cause a significant reduction in SALES of PRODUCT in such country, ONCOTHYREON and MERCK shall meet and in good faith review in such circumstances the royalty rate applicable to PRODUCT in such country.

6.3.5	It is recognized that certain third party rights licensed to ONCOTHYREON under the THIRD PARTY LICENSES are included in ONCOTHYREON PATENT RIGHTS as indicated in appendix 3. To the extent such THIRD PARTY LICENSES relate to the TERRITORY, ONCOTHYREON is solely responsible for all payments due to those third parties, provided that MERCK acknowledges and agrees that MERCK shall be responsible for the payment of all royalties and other amounts payable pursuant to the CORIXA LICENSE.

6.3.6	No royalties under this section 6.3 shall be payable on PRODUCT used solely by or on behalf of the parties for tests or development purposes or on transfers between MERCK and its sublicensees who are not END USERS. Unless ONCOTHYREON and MERCK otherwise agree in writing, no samples of any PRODUCT shall be made available by MERCK to END USERS.

6.3.7	In establishing the royalty structure of this section 6.3, ONCOTHYREON and MERCK recognize, and MERCK acknowledges, the substantial value of the various actions and investments undertaken by ONCOTHYREON prior to the EFFECTIVE DATE. Such value is significant and in addition to the value of ONCOTHYREON’s grant to MERCK of the license pursuant to section 2.1 of this AGREEMENT, as it enables the rapid and effective development and

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commercialization of PRODUCT in the TERRITORY. Therefore, ONCOTHYREON and MERCK agree that the royalty payments calculated as a percentage of NET SALES (plus any other payments provided for elsewhere in this AGREEMENT) provide fair compensation to ONCOTHYREON for these additional benefits.
ARTICLE 7
ACCOUNTING RECORDS AND PROCEDURES
— NA TERRITORY AND ROW TERRITORY
Section 7.1 Royalty Payments
MERCK shall make royalty payments due ONCOTHYREON under article 6 of this AGREEMENT on a quarterly basis, within forty-five (45) days following the end of each calendar quarter for which royalties are due. Each royalty payment shall be accompanied by a SALES REPORT.
Section 7.2 SALES REPORTS
Within forty-five (45) days after the end of each calendar quarter following the first sale of PRODUCT in the TERRITORY, MERCK shall provide ONCOTHYREON with a detailed report (a “SALES REPORT”) which will set forth in reasonable detail and with reasonable supporting documentation on a country-by-country basis (for each country in the TERRITORY):
7.2.1	the number of units of PRODUCT sold during such calendar quarter in such country;

7.2.2	the total billings for PRODUCT during such calendar quarter in such country and in the TERRITORY;

7.2.3	the deductions applicable to the determination of NET SALES with respect to PRODUCT during such calendar quarter in such country;

7.2.4	the NET SALES with respect to PRODUCT during such calendar quarter in such country;

7.2.5	the average sales price of PRODUCT during such calendar quarter in such country;

7.2.6	the total royalties due and the basis of the calculation thereof; and

7.2.7	such other information as ONCOTHYREON may reasonably request.
Section 7.3 Records and Audits
MERCK will keep and maintain (and, to the extent applicable, will cause its AFFILIATES and their respective sublicensees, distributors, assignees and transferees to keep and maintain) proper and complete records and books of account in such form and detail as is necessary for the determination of the amounts payable by MERCK (on behalf of itself and its AFFILIATES and their respective sublicensees, distributors, assignees and transferees) to ONCOTHYREON under this AGREEMENT. MERCK shall at least once in each calendar year during normal business

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hours upon thirty (30) days prior written notice from ONCOTHYREON make those records (and, to the extent applicable, those of its AFFILIATES and their respective sublicensees, distributors, assignees and transferees) available for audit by an internationally recognized accounting firm designated by ONCOTHYREON (except one to which MERCK shall have objection, acting reasonably and provided such accounting firm agrees to enter into a confidentiality agreement with the audited party which provides protection for confidential information which is similar to that provided under article 8 of this AGREEMENT) for the sole purpose of, and MERCK will only be required to disclose information related to, verifying such payments, revenues, NET SALES, costs, expenses and deductions and the correctness of calculations and classifications in respect thereof. MERCK shall preserve (and, to the extent applicable, will cause its AFFILIATES and their respective sublicensees, distributors, assignees and transferees to preserve) such records made in any calendar year for a period of seven (7) years following the close of that calendar year. Results of any such examination shall be made available to each of ONCOTHYREON and MERCK, but all backup documentation and data shall be made available only to such accounting firm for use only on the premises of the audited party. In the event that such audit discloses that the actual royalties or other amounts payable by MERCK to ONCOTHYREON are greater than the royalties or other amounts paid by MERCK, then MERCK shall pay to ONCOTHYREON any additional royalties and other amounts based on the results disclosed by such audit. In the event that such audit discloses that the actual royalties or other amounts payable by MERCK to ONCOTHYREON are less than the royalties or other amounts paid by MERCK, then ONCOTHYREON shall reimburse MERCK for any such overpayment based on the results disclosed by such audit. The cost of such audit shall be borne by ONCOTHYREON unless such audit discloses that the actual royalties and other amounts payable by MERCK to ONCOTHYREON are greater by five percent (5%) or more than the royalties and other amounts paid by MERCK, in which case MERCK shall be responsible for payment of all reasonable costs of such audit.
Section 7.4 Payments from Germany
Unless otherwise agreed to in writing by ONCOTHYREON and MERCK, MERCK will make all payments and reimbursements to ONCOTHYREON under this AGREEMENT from Germany.
Section 7.5 Confidentiality of Financial Reports
Except as otherwise required for purposes of or permitted under this AGREEMENT and except to the extent disclosure by ONCOTHYREON is required by law or any applicable regulatory authority, ONCOTHYREON agrees to hold in confidence according to article 8 all information concerning royalty payments and financial reports, and all information learned in the course of any audit. If ONCOTHYREON believes, acting reasonably, disclosure is required by law or any applicable regulatory authority, ONCOTHYREON shall immediately so notify MERCK and shall provide reasonable assistance to MERCK in maintaining MERCK’s rights at MERCK’s expense.

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ARTICLE 8
CONFIDENTIALITY
Section 8.1 Definition
CONFIDENTIAL INFORMATION is any and all information of a confidential nature including without limitation DEVELOPMENT PLANS, COMMERCIAL MANUFACTURING PLANS, MARKETING PLANS, any data and/or information generated under this AGREEMENT, any and all data and/or other information of a confidential nature which is proprietary to the disclosing party and not generally known (including without limitation relating to the ONCOTHYREON TECHNOLOGY), and technological information not limited to compound(s), composition(s), formulation(s) and/or, manufacturing information, and including business information not limited to commercial forecasts, sales, plans, programs, customers, assets, financial projections, and costs.
Section 8.2 Obligations
Each party agrees to hold all of the other party’s CONFIDENTIAL INFORMATION received or generated in connection with this AGREEMENT (either prior to, on, or after the EFFECTIVE DATE) in confidence and neither disclose it to any third party nor allow any third party access to it nor use it for any purpose other than as specified by this AGREEMENT. Disclosure by a receiving party of CONFIDENTIAL INFORMATION of the other party shall only be made to such of its directors, officers, employees, agents and consultants whose duties require such disclosure and then only if the persons to whom such CONFIDENTIAL INFORMATION is disclosed are bound by appropriate confidentiality undertakings. The above notwithstanding, each of MERCK and ONCOTHYREON may disclose CONFIDENTIAL INFORMATION of the other party to their respective AFFILIATES or distributors on a “need-to-know” basis provided such persons are bound by like terms of confidentiality as those stated herein.
Section 8.3 Exceptions
These obligations of non-disclosure and non-use shall not apply to CONFIDENTIAL INFORMATION which:
8.3.1	was, at the time of disclosure, in the possession of the receiving party (as evidenced by its written records) and was not previously acquired from or on behalf of the disclosing party on a confidential basis,

8.3.2	was in the public domain prior to disclosure, or became, after disclosure, publicly known through no fault of the receiving party or any person to whom the receiving party directly or indirectly provided such CONFIDENTIAL INFORMATION,

8.3.3	was received from a third party who rightfully made such disclosure,

8.3.4	was approved for use or release by written authorization from the disclosing party prior to such use or release by the receiving party,

8.3.5	is required to be disclosed by operation of law, governmental regulation or court order provided the receiving party gives the disclosing party written notice of such required disclosure prior to making such disclosure, and the receiving party

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uses all reasonable effort to cooperate in securing confidential protection for such information; or

8.3.6	is required to be disclosed to any governmental authority or regulatory authority to the extent that such disclosure is reasonably necessary to obtain authorizations to conduct a clinical trial with and to market commercially PRODUCTS, provided the disclosing party is otherwise entitled to engage in such activities under this AGREEMENT.
Any specific CONFIDENTIAL INFORMATION shall not be deemed to fall within 8.3.1, 8.3.2, 8.3.3, 8.3.4, 8.3.5 or 8.3.6 above merely because it falls within the scope of more general information within one of these exceptions.
Section 8.4 Term of Confidentiality
These obligations of confidentiality and non-use are binding throughout the duration of this AGREEMENT and shall remain in force for a period of ten (10) years from the date of the expiration or termination of this AGREEMENT.
Section 8.5 Return of Information
Upon termination and upon request from the disclosing party, the receiving party agrees to promptly return all originals and copies of CONFIDENTIAL INFORMATION received, as well as permanently delete all electronically or otherwise stored CONFIDENTIAL INFORMATION from all systems containing such CONFIDENTIAL INFORMATION, except as otherwise required by applicable law and/or regulation and except that one copy may be retained by legal counsel solely as a measure of the receiving party’s obligations under this AGREEMENT.
Section 8.6 Publicity
8.6.1	Confidentiality. Neither party may disclose any non-public information regarding the nature and/or occurrence of this transaction, or the nature and/or occurrence of any event or information occurring as a result of this transaction without the prior written consent of the other party (such consent not to be unreasonably withheld), except that each of MERCK and ONCOTHYREON may disclose such information to their respective AFFILIATES that are under like terms of confidentiality as those stated herein without such consent and any such information that is required by law or any applicable regulatory authority to be disclosed (to the extent required to be disclosed). Where practicable, prior to any required submission of the terms of this transaction to any governmental agency or authority, the disclosing party shall provide the other party with a copy of such submission including, without limitation, identification of any portions of this AGREEMENT which the disclosing party intends to redact or intends to request the governmental agency or authority to redact, so that the other party may review and comment on any such proposed submission. The disclosing party shall initially redact financial terms (and such other material terms as are appropriate in the circumstances) and will use commercially reasonable efforts to obtain the concurrence of the governmental agency or authority to such redaction of financial and other material terms.

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8.6.2	Press Release. The parties shall agree on a press release to announce the execution of this Agreement, and on a Question and Answer (“Q&A”) outline for use in responding to inquiries about this AGREEMENT. With respect to future press releases or other public statements relating to the subject matter of this AGREEMENT, including, but not limited to, webcast materials, press kits and Q&A’s, except to the extent dealing with subject matter already in the public domain or as required by law or any applicable regulatory authority (and even then to the extent practicable) and except with respect to information already in the public domain or previously approved by the other party, ONCOTHYREON and MERCK shall each provide to the other party a copy of any proposed press release and the other party shall provide any comments with respect thereto within the same period of time (which shall be specified, but shall not be less than twenty-four (24) hours) as the party proposing to issue such press release has permitted for its own internal review. If no comments are received by the issuing party within the permitted review period, the press release in question shall be deemed to have been approved by the other party. If comments are received by the issuing party within the permitted review period, then the issuing party shall seriously and in good faith consider such comments and, to the extent such comments are not incorporated in such press release, only the minimum legally or regulatorily required disclosure shall be made with respect to such matters.

8.6.3	Scientific Publications.

MERCK, and not ONCOTHYREON (except with respect to research which took place on or before the EFFECTIVE DATE), shall have the right to present at symposia, professional meetings, and to publish in academic journals or other similar publications, accounts of its research relating to the ONCOTHYREON TECHNOLOGY, the PRODUCT, ONCOTHYREON IMPROVEMENTS, MERCK IMPROVEMENTS and JOINT IMPROVEMENTS which are the subject of this AGREEMENT, provided that MERCK shall have furnished a copy of the proposed disclosure at least sixty (60) days in advance of the presentation or publication date to ONCOTHYREON. ONCOTHYREON shall use the sixty (60) day period to evaluate the disclosure for patentable content and to, if it so determines, pursue patent protection with respect thereto.
ARTICLE 9
INVENTIONS AND PATENTS
Section 9.1 JOINT IMPROVEMENTS
All IMPROVEMENTS made jointly by employees or others (including, without limitation, AFFILIATES of MERCK) acting on behalf of ONCOTHYREON and MERCK (the “JOINT IMPROVEMENTS”) shall be jointly owned by ONCOTHYREON and MERCK (each party shall have an undivided, one-half interest). JOINT IMPROVEMENTS shall be managed pursuant to section 9.7.

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Section 9.2 ONCOTHYREON IMPROVEMENTS
IMPROVEMENTS made solely by employees or others acting on behalf of ONCOTHYREON (the “ONCOTHYREON IMPROVEMENTS”) shall be owned solely by ONCOTHYREON, and, in the circumstances specified in the definition of BLP25, shall be subject to the licenses granted to MERCK in article 2. Notwithstanding any provision to the contrary in this AGREEMENT, ONCOTHYREON shall have the right, but not the obligation, to file, prosecute and maintain patent protection for ONCOTHYREON IMPROVEMENTS to be licensed hereunder and, MERCK shall pay, to the extent Merck was given the opportunity to select the respective countries in which to protect the same, one hundred percent (100%) of the filing, prosecution, maintenance and defense costs associated with such patent applications or patents and the use of the technology represented thereby and one hundred percent (100%) of the development (including clinical development), scale-up and other costs associated therewith throughout the TERRITORY. ONCOTHYREON may at any time, upon written notice to MERCK, elect not to file, or cease prosecuting, defending and/or maintaining any patent and/or patent application forming part of the ONCOTHYREON IMPROVEMENTS and shall, if requested in writing by MERCK within forty-five (45) days of the receipt by MERCK of the aforementioned written notice from ONCOTHYREON, assign such invention, patent and/or patent application, either in total or on a country-by-country basis, to MERCK and MERCK shall bear one hundred percent (100%) of the assignment costs in connection therewith and continue to bear one hundred percent (100%) of the filing, production, maintenance and defence costs.
Section 9.3 MERCK IMPROVEMENTS
IMPROVEMENTS made solely by employees or others (including, without limitation, AFFILIATES of MERCK) acting on behalf (including, without limitation, pursuant to any general services or other similar agreement) of MERCK (the “MERCK IMPROVEMENTS”) shall be owned solely by MERCK. MERCK shall have the right to file, prosecute and maintain at its cost patent protection for MERCK IMPROVEMENTS.
Section 9.4 Determination of Inventorship
Inventorship shall be determined in accordance with U.S. patent law.
Section 9.5 Invention Disclosure
ONCOTHYREON shall promptly disclose to MERCK and MERCK shall promptly disclose to ONCOTHYREON any IMPROVEMENTS arising under this AGREEMENT. Each party agrees to hold such disclosure from the other party on a confidential basis under the same terms regarding confidentiality as described in article 8. Each party agrees to keep the other party informed of the filing and status of any patent application or patent pertaining to this AGREEMENT and shall consider any comments or suggestions from the other party with respect thereto.
Section 9.6 Independent Use of JOINT IMPROVEMENTS
Within the FIELD the use of JOINT IMPROVEMENTS shall only be for purposes of and pursuant to the terms and conditions of this AGREEMENT. Outside of the FIELD the parties shall each be entitled to use JOINT IMPROVEMENTS as such party determines, provided that prior to a party licensing any such JOINT IMPROVEMENT to a third party such party shall consult with the other party with the aim of jointly licensing such JOINT IMPROVEMENT to

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such third party. In the absence of a joint license, neither party may license a JOINT IMPROVEMENT to a third party without the prior written consent of the other party.
Section 9.7 Prosecution and Maintenance of Joint Patents
9.7.1	Filing, Prosecution and Maintenance. ONCOTHYREON and MERCK shall determine, with respect to each JOINT IMPROVEMENT, the procedure and responsibility for filing, prosecuting and maintaining patent applications with respect to such JOINT IMPROVEMENTS. Unless otherwise agreed in writing, all reasonable costs incurred with respect to the filing, prosecution and maintenance of patent applications and patents covering JOINT IMPROVEMENTS, including fees and expenses of patent counsel, shall be borne equally by the parties. Notwithstanding that one party may be delegated responsibility for filing, prosecuting and maintaining patent applications with respect to a particular JOINT IMPROVEMENT, the other party must approve in writing the taking of any material action with respect thereto including without limitation approving any patent application prior to filing. Both ONCOTHYREON and MERCK shall have the right to participate fully in the formation and implementation of patent strategy.

9.7.2	Cooperation. Each party shall reasonably make available to the other party or its authorized attorneys, agents or representatives, its employees, agents or consultants (including, without limitation, AFFILIATES of MERCK) necessary or appropriate to enable the appropriate party to file, prosecute and maintain patent applications and resulting patents with respect to all JOINT IMPROVEMENTS, for a period of time sufficient for such party to obtain the assistance it needs from such personnel. All reasonable costs incurred by either party in providing such cooperation shall be shared equally by the parties.

9.7.3	Failure to Agree. In the case of a failure of ONCOTHYREON and MERCK to agree upon whether or in which countries patent applications should be filed and prosecuted for JOINT IMPROVEMENTS, the party which desires to proceed may file and prosecute the patent applications in its own name and at its own expense, and shall maintain such patents at its own expense. If either ONCOTHYREON or MERCK wishes to discontinue its portion of payment for maintenance of any patent on the JOINT IMPROVEMENTS, such party may do so with prior written notice to the other party, and the other party may maintain such patent on the JOINT IMPROVEMENTS at its own expense. Notwithstanding the foregoing, either party may reacquire its rights in any patents or patent applications in any country relating to the JOINT IMPROVEMENTS by paying its portion of any costs incurred by the other party to such other party.
Section 9.8 No Waiver
By entering into this AGREEMENT, subject to the licenses granted in this AGREEMENT, neither party waives or forfeits any of its rights to any patent that it owns and that exists at the EFFECTIVE DATE, or to any IMPROVEMENT that it owns either jointly or solely.

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Section 9.9 Cooperation with Respect to Patents
9.9.1	The parties acknowledge and agree that it is in their mutual interest to cooperate with respect to the filing, prosecution and maintenance of the ONCOTHYREON PATENT RIGHTS in the FIELD. Therefore, with respect to the ONCOTHYREON PATENT RIGHTS in the FIELD, ONCOTHYREON agrees to keep MERCK informed on a regular basis of its patent strategy, proposed new patent applications and the filing and status of any patent application or patent and to consider in good faith any comments or suggestions of MERCK with respect thereto, subject to MERCK agreeing to appropriate safeguards with respect to the ownership of such proprietary rights. MERCK agrees to hold such disclosure from ONCOTHYREON on a confidential basis under the same terms regarding confidentiality as described in article 8.

9.9.2	Subject to the other provisions of this article 9, ONCOTHYREON covenants and agrees to use reasonable commercial efforts to prosecute and, prior to the expiration or termination thereof, defend and maintain the ONCOTHYREON PATENT RIGHTS in the CORE PATENT COUNTRIES during the term of this AGREEMENT, provided that ONCOTHYREON may at any time, upon written notice to MERCK, cease prosecuting, defending and/or maintaining any patent and/or patent application forming part of the ONCOTHYREON PATENT RIGHTS and shall, if requested in writing by MERCK within forty-five (45) days of the receipt by MERCK of the aforementioned written notice from ONCOTHYREON, assign such patent and/or patent application, either in total or on a country-by-country basis, to MERCK. In the event that MERCK requests to take over any such patent or patent application as aforesaid, MERCK shall be responsible for all costs and expenses incurred in connection with transferring such rights to MERCK and all ongoing costs and expenses in connection with the prosecution, defence and maintenance of such rights (including without limitation any liability and/or amounts payable with respect thereto pursuant to section 10.2). Notwithstanding the foregoing but always subject to the other provisions of this article 9, MERCK shall have the right in circumstances where MERCK has assumed such obligations as aforesaid, at MERCK’S election, to (i) charge to ONCOTHYREON all reasonable costs and expenses incurred by MERCK or its designated AFFILIATE in connection with the prosecution, defence and maintenance of such patent or patent application in such CORE PATENT COUNTRY notwithstanding the assignment thereof to MERCK, or (ii) deduct such reasonable costs and expenses incurred by MERCK or its designated AFFILIATE in connection with the prosecution, defence and maintenance of such patent or patent application in such CORE PATENT COUNTRY from any payment obligations that MERCK has vis-à-vis ONCOTHYREON or its AFFILIATES under this AGREEMENT.
Section 9.10 Merck Manufacturing Activities
Notwithstanding any other provision to the contrary in this AGREEMENT, ONCOTHYREON and MERCK agree that any manufacturing activities pursued or undertaken by or on behalf of MERCK or any of its AFFILIATES or their respective sublicensees, contract manufacturers, and the like, after the EFFECTIVE DATE (the “MERCK MANUFACTURING ACTIVITIES”)

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which are at variance with or different from those undertaken by ONCOTHYREON prior to the EFFECTIVE DATE shall be the sole responsibility, and at the risk, of MERCK.
ARTICLE 10
PATENT INFRINGEMENT
Section 10.1 Infringement by Third Parties
10.1.1	Notification. If any claims in ONCOTHYREON PATENT RIGHTS licensed to MERCK hereunder or in patent rights covering a JOINT IMPROVEMENT (“JOINT IMPROVEMENT PATENT RIGHTS”) are believed to be infringed by a third party in a country where PRODUCT is being or will be sold, the party first having knowledge of such infringement shall promptly so notify the other party in writing. Such notice shall set forth in reasonable detail the facts of that infringement as are then known.

10.1.2	Initiating Proceedings. ONCOTHYREON shall have the primary right, but not the obligation, to initiate, prosecute, and control any action or proceeding with respect to such infringement. If ONCOTHYREON fails to initiate proceedings intended to remedy such infringement within ninety (90) days of receiving written notice of such infringement, then MERCK may bring and control any such action. If one party initiates proceedings intended to remedy such infringement, then the other party shall be kept fully informed with respect to such proceedings and shall be consulted in relation to all material discussions concerning such proceedings. Further, the other party agrees to cooperate and give reasonable assistance, including agreeing to be joined as a party plaintiff if suit is filed. The party which brings and controls proceedings against an alleged infringer will do so at its own expense. If the other party chooses to be represented by counsel of its own choice in any such proceeding, then that party may be so represented, but at its own expense.

10.1.3	Distribution of Awards. Any monetary award received as a result of proceedings contemplated by this section 10.1 shall first be used to compensate ONCOTHYREON and MERCK for their respective reasonable expenses incurred in connection with such proceedings (provided that if the monetary award is not sufficient to compensate both ONCOTHYREON and MERCK for their reasonable expenses incurred in connection with such proceedings, then such monetary award shall be apportioned pro rata based on the reasonable expenses of each of the parties). Any award monies remaining after such reimbursement shall (to the extent such award monies represent compensation for lost SALES of PRODUCT) be added to NET SALES for the calendar quarter in which they are received and then dealt with in the manner prescribed in this AGREEMENT for such NET SALES. Any remaining award monies which do not represent compensation for lost sales of PRODUCT shall be shared equally by the parties.

10.1.4	Voluntary Disposition. No settlement or consent judgment or other voluntary final disposition of a suit under this section 10.1 may be entered into by either

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party without the prior consent of the other party, such consent not to be unreasonably withheld.
Section 10.2 Claims Against ONCOTHYREON TECHNOLOGY and JOINT TECHNOLOGY
10.2.1	Notice.
10.2.1.1	If a third party asserts that a patent or other right owned by it is infringed by ONCOTHYREON’s and/or MERCK’s use or sale in the manner prescribed in this AGREEMENT of any ONCOTHYREON PATENT RIGHTS, the party first obtaining knowledge of such claim shall immediately provide the other party with written notice of such claim and the related facts as are then known, in reasonable detail. ONCOTHYREON shall have the primary right, but not the obligation to, control the defense and settlement of any such claim at its expense. If ONCOTHYREON fails to assume the control and settlement of any such claim within ninety (90) days of receiving written notice thereof, then MERCK may control the defense and settlement of such action. The controlling party shall keep the non-controlling party fully informed with respect to all matters in relation to such claim and shall consult with the non-consulting party in relation to all material discussions concerning such claim and the defense thereof. The non-controlling party agrees to cooperate and provide reasonable assistance in defending such claims. No settlement shall be entered into without the prior written consent of ONCOTHYREON and MERCK, such consent not to be unreasonably withheld.

10.2.1.2	If a third party asserts that a patent or other right owned by it is infringed by the use, in the manner prescribed in this AGREEMENT, of any JOINT IMPROVEMENTS, the party first obtaining knowledge of such claim shall immediately provide the other party with written notice of such claim and the related facts as are then known, in reasonable detail. Both parties shall share in the control of the defense and settlement of any such claim. Each party shall keep the other party fully informed with respect to all matters in relation to such claim and shall consult with the other party in relation to all material discussions concerning such claim and the defense thereof. The parties agree to cooperate and provide reasonable assistance to the other in defending such claims. No settlement shall be entered into without the prior written consent of ONCOTHYREON and MERCK, such consent not to be unreasonably withheld.
10.2.2	Damages.
10.2.2.1	Subject to section 10.2.3, after complying fully with the procedures set forth in section 10.2.1.1, any damages or other payments that result from a claim of infringement as specified in section 10.2.1.1 that are

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required to be paid as a result of reaching a settlement with a third party in the manner prescribed in section 10.2.1.1 or as a result of a judgment from a competent court (which is unappealable or with respect to which the appeal period has expired), shall be:
10.2.2.1.1	shared equally by ONCOTHYREON and MERCK to the extent such infringement relates to the NA TERRITORY or to the ROW TERRITORY with respect to JOINT IMPROVEMENTS;

10.2.2.1.2	paid by ONCOTHYREON to the extent such infringement relates to the NA TERRITORY or the ROW TERRITORY with respect to ONCOTHYREON PATENT RIGHTS other than IMPROVEMENTS, JOINT IMPROVEMENTS or as a result of MERCK MANUFACTURING ACTIVITIES; and

10.2.2.1.3	paid by MERCK to the extent such infringement relates to IMPROVEMENTS, MERCK MANUFACTURING ACTIVITIES or to the extent contemplated in section 10.2.4.
Finally, the reasonable costs and expenses of the parties in defending and settling any such action shall be borne by the responsible party(ies) as set forth above.

10.2.2.2	After complying fully with the procedures set forth in section 10.2.1.2, any damages or other payments that result from a claim of infringement as specified in section 10.2.1.2 that are required to be paid as a result of reaching a settlement with a third party in the manner prescribed in section 10.2.1.2 or as a result of a judgment from a competent court (which is unappealable or with respect to which the appeal period has expired), shall be shared equally by ONCOTHYREON and MERCK. Finally, the reasonable costs and expenses of the parties in defending and settling any such action shall be shared equally by ONCOTHYREON and MERCK.
10.2.3	Royalty Payable to Third Party.

In the event that MERCK, after permitting ONCOTHYREON to defend against any such allegation of infringement in the manner provided for in this article 10, is obligated to pay a royalty to a third party (for which ONCOTHYREON is liable pursuant to section 10.2.2.1) because the use and sale in the manner specified in this AGREEMENT of PRODUCT in a country in the ROW TERRITORY or the NA TERRITORY infringes one or more patents held by a third party claiming subject matter that is also claimed in the ONCOTHYREON PATENT RIGHTS (but excluding ONCOTHYREON IMPROVEMENTS, MERCK

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IMPROVEMENTS, JOINT IMPROVEMENTS and MERCK MANUFACTURING ACTIVITIES), then MERCK may reduce the royalties otherwise payable to ONCOTHYREON under section 6.3 of this AGREEMENT for PRODUCT in the applicable country by fifty percent (50%) of the amount of all such royalties, license fee and other license payments properly paid by MERCK to such third party, provided that in no circumstances shall the royalties otherwise payable under this AGREEMENT by MERCK to ONCOTHYREON for PRODUCT in such country be reduced to less than sixty percent (60%) of the amount otherwise payable.

10.2.4	Subject to Section 9.9.2.

The provisions of this section 10.2 do not apply to any ONCOTHYREON PATENT RIGHTS taken over by MERCK under section 9.9.2 to the extent that MERCK’s (or those of its AFFILIATES and their respective sublicensees, DISTRIBUTORS, contract manufacturers, assignees and/or transferees) acts or omissions have contributed to the infringement in question or claim thereof, and in all such cases and to the extent that MERCK’s (or those of its AFFILIATES and their respective sublicensees, DISTRIBUTORS, contract manufacturers, assignees and/or transferees) acts or omissions have contributed to the infringement in question or claim thereof, MERCK shall be solely responsible for all payments, costs and expenses in connection therewith.
ARTICLE 11
TERM AND TERMINATION
Section 11.1 Term and Expiration
This AGREEMENT shall be effective as of the EFFECTIVE DATE and, unless terminated earlier pursuant to this article 11, this AGREEMENT shall remain in force and effect on a country-by-country basis until the later of (a) the expiration or termination of the last to expire or terminate of VALID CLAIMS that cover PRODUCT in such country, and (b) the date which is the fifteenth (15th) anniversary of the LAUNCH of PRODUCT in any country in the TERRITORY.
Section 11.2 Early Termination
This AGREEMENT may be terminated as follows:
11.2.1	by mutual written agreement of ONCOTHYREON and MERCK, effective as of the time specified in such written agreement; or

11.2.2	by either party, upon any breach of this AGREEMENT by the other party of any obligation to make payments required hereunder, which failure to make payment is not the subject of a legitimate, good faith dispute between the parties, provided, however, that the party alleging such breach must first give the other party written notice thereof, which notice must identify the breach in reasonable detail and that the party giving such notice views such alleged breach as a basis for terminating this AGREEMENT under this section 11.2.2 and the party receiving such notice

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must have failed to cure such alleged breach within forty-five (45) days after receipt of such notice; or

11.2.3	by either party, upon any material breach of this AGREEMENT by the other party, provided, however, that the party alleging such material breach must first give the other party written notice thereof, which notice must identify the breach in reasonable detail and that the party giving such notice views such alleged material breach as a basis for terminating this AGREEMENT under this section 11.2.3 and the party receiving such notice must have failed to cure such alleged material breach within ninety (90) days after receipt of such notice or, such longer period of time as the party alleging such material breach may agree to in writing as a result of the good faith efforts of the other party to resolve such material breach in a timely manner; or

11.2.4	by either party, in the event that the other party institutes any proceedings under any statute or otherwise relating to insolvency or bankruptcy, or should any proceedings under any such statute or otherwise be instituted against such party and not be dismissed or vacated within ninety (90) days of the date of commencement of such proceedings;

11.2.5	by MERCK upon thirty (30) days prior written notice to ONCOTHYREON if, in the exercise of MERCK’s reasonable judgment, MERCK determines that there are issues concerning the safety or efficacy of PRODUCT which materially adversely affects PRODUCT’s medical, economic or competitive viability, provided that if ONCOTHYREON does not agree with such determination and notifies MERCK to that effect within ten (10) days following receipt by ONCOTHYREON of MERCK’s written notice of termination, the matter shall be submitted to binding arbitration before an expert or expert panel in the field of clinical drug development, such expert or expert panel to be appointed by ONCOTHYREON and MERCK in accordance with the procedure under section 14.7 of this AGREEMENT.
Section 11.3 Continuing Liability
Termination of this AGREEMENT for any reason shall not release any party from any liability, obligation or agreement which has already accrued nor affect the survival of any provision hereof which is expressly stated to survive such termination. Termination of this AGREEMENT for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a party may have hereunder or which may arise out of or in connection with such termination.
Section 11.4 Disposition of Inventory
MERCK may dispose of its inventory of PRODUCT on hand as of the effective date of termination, and may fill any orders for PRODUCT accepted prior to the effective date of termination, for a period of twelve (12) months after the effective date of termination, and, within thirty (30) days after disposition of such inventory and fulfilment of such orders (and in any event within fourteen (14) months after termination) MERCK will forward to

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ONCOTHYREON a final report and pay all royalties or other amounts due for NET SALES in such period.
Section 11.5 Rights and Cooperation on Termination
Upon the termination of this AGREEMENT in its entirety, or with respect to a particular country, the parties shall cooperate so as to minimize the impact of such termination on both parties. ONCOTHYREON and its AFFILIATES shall have the right to use any and all proprietary information and data relating to the manufacture of PRODUCT and any and all preclinical and clinical trial results and related data relating to PRODUCT that are developed by or on behalf of ONCOTHYREON and/or MERCK (including, without limitation, MERCK’s AFFILIATES) after the ORIGINAL EFFECTIVE DATE pursuant to this AGREEMENT (including without limitation all such results and data used or developed by MERCK (including, without limitation, MERCK’s AFFILIATES) in support of applications for MARKET APPROVAL), all MARKET APPROVALS shall be assigned to ONCOTHYREON or its designated AFFILIATE by MERCK (of its applicable AFFILIATE) as soon as is reasonably practicable, and all third party manufacturing agreements and related rights used to manufacture PRODUCT shall be assigned to ONCOTHYREON or its designated AFFILIATE by MERCK (or its applicable AFFILIATE) as soon as is reasonably practicable. For ONCOTHYREON requested proprietary information and data relating to the manufacture of PRODUCT only (whether patent protected or not), ONCOTHYREON shall pay to MERCK such reasonable compensation as is agreed to in writing by ONCOTHYREON and MERCK, acting reasonably, in good faith and in a timely manner, and, if not agreed to by MERCK and ONCOTHYREON within forty-five (45) days of the date of termination of this AGREEMENT, such compensation shall be determined pursuant to section 14.7 of this AGREEMENT. To the extent required in connection with the foregoing, MERCK hereby grants to ONCOTHYREON and its AFFILIATES an irrevocable, non-exclusive, royalty-free (subject to the compensation to be paid by ONCOTHYREON to MERCK described above) license to use such proprietary technology, information and data relating to the manufacture of PRODUCT and such preclinical and clinical trial results and data in the TERRITORY. Finally, for a period not to exceed [+] from termination, MERCK shall supply sufficient PRODUCT to ONCOTHYREON or its designated AFFILIATE to meet such requirements at a cost equal to [+] of the MERCK COST OF GOODS incurred by or on behalf of MERCK in connection with the manufacture of such PRODUCT and otherwise reasonably assist ONCOTHYREON and/or its designated AFFILIATE, at ONCOTHYREON’s expense, to manufacture or have manufactured PRODUCT.
Section 11.6 Rights and Cooperation on Expiration
Upon expiration of this AGREEMENT with respect to a particular country as provided for in section 11.1 of this AGREEMENT, or if any of the licenses granted by ONCOTHYREON to MERCK in this AGREEMENT with respect to PRODUCT in such country become non-exclusive, MERCK shall (i) permit ONCOTHYREON or its designated AFFILIATE to utilize all MARKET APPROVALS owned by MERCK and/or its AFFILIATES with respect to PRODUCT in such country (ii) permit ONCOTHYREON or its designated AFFILIATE to use any and all proprietary information and data relating to the manufacture of PRODUCT and any and all preclinical and clinical trial results and related data relating to PRODUCT developed by or on behalf of MERCK and its AFFILIATES, (iii) supply, for a period of not to exceed [+] from such expiration, sufficient PRODUCT to ONCOTHYREON or its designated AFFILIATE to meet their requirements at a cost equal to [+] of the MERCK COST OF GOODS incurred by or

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on behalf of MERCK in connection with the manufacture of such PRODUCT and otherwise reasonably assist ONCOTHYREON and/or its designated AFFILIATE, at ONCOTHYREON’s expense, to manufacture or have manufactured PRODUCT, and (iv) take all other actions reasonably necessary to permit ONCOTHYREON or its designated AFFILIATE to commence the manufacture, marketing and SALE of PRODUCT in such country. Such actions may include, but shall not be limited to, the filing of duplicate MARKET APPROVALS upon ONCOTHYREON’s request and at its sole expense, and granting ONCOTHYREON permission to cross-reference, copy and duplicate the MARKET APPROVALS. For ONCOTHYREON requested proprietary information and data relating to the manufacture of PRODUCT only (whether patent protected or not), ONCOTHYREON shall pay to MERCK such reasonable compensation as is agreed to in writing by ONCOTHYREON and MERCK, acting reasonably, in good faith and in a timely manner, and, if not agreed to by MERCK and ONCOTHYREON within forty-five (45) days of the date of termination of this AGREEMENT, such compensation shall be determined pursuant to section 14.7 of this AGREEMENT. To the extent required in connection with the foregoing, MERCK hereby grants to ONCOTHYREON and its AFFILIATES an irrevocable, non-exclusive, royalty-free (subject to the compensation to be paid by ONCOTHYREON to MERCK described above) license to use such proprietary technology, information and data relating to the manufacture of PRODUCT and such preclinical and clinical trial results and data in the TERRITORY.
ARTICLE 12
REPRESENTATIONS AND WARRANTIES
Section 12.1 Corporate Existence and Power
Each party represents and warrants to the other party that, as of the EFFECTIVE DATE, (a) it is a corporation duly organized and validly existing and in good standing, under the laws of the jurisdiction of its incorporation; (b) it has the corporate power and authority and the legal right to own its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (c) it is in compliance with all requirements of applicable law, except to the extent that any non-compliance would not have a material adverse effect on the properties, business, financial or other condition of such party and would not materially adversely affect such party’s ability to perform its obligations under this AGREEMENT.
Section 12.2 Authorization and Enforcement of Obligations
Each party represents and warrants to the other party that, as of the EFFECTIVE DATE, it has the corporate power and authority and legal right to enter into this AGREEMENT and to perform its obligations hereunder; and that this AGREEMENT has been duly executed and delivered on behalf of each party and, except as it may be limited by applicable law, constitutes a legal, valid, binding obligation, according to its terms.
Section 12.3 Consents
Subject to section 2.3 of this AGREEMENT, each party represents and warrants to the other party that, as of the EFFECTIVE DATE, all necessary consents, approvals and authorizations of all governmental authorities and others required to be obtained by such party in connection with this AGREEMENT have been obtained.

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Section 12.4 No Conflict
Subject to section 2.3 of this AGREEMENT, each party represents and warrants to the other party that, as of the EFFECTIVE DATE, the execution and delivery of this AGREEMENT and the performance of such party’s obligations hereunder do not conflict with or violate any requirement of applicable laws or regulations, and do not conflict with, or constitute a default under any contractual obligation of such party.
Section 12.5 Authorization of Obligations
The execution, delivery and performance by each party of this AGREEMENT have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of its stockholders or, subject to section 2.3 of this AGREEMENT, any other third party that has not been received by the EFFECTIVE DATE, (b) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect that have applicability to it or any provision of its charter documents or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.
Section 12.6 ONCOTHYREON Representations
12.6.1	ONCOTHYREON represents and warrants to MERCK that as of the EFFECTIVE DATE (but subject to section 2.3 and the need to obtain the consents of the licensees under the THIRD PARTY LICENSES):
12.6.1.1	to ONCOTHYREON’s knowledge after due inquiry, ONCOTHYREON is the sole owner of, or the exclusive licensee or sublicensee (on the terms described in the applicable licensee agreement) in the NA TERRITORY and the ROW TERRITORY of the ONCOTHYREON PATENT RIGHTS and the ONCOTHYREON KNOW-HOW in existence as at the EFFECTIVE DATE, with the right to grant to MERCK the rights granted in this AGREEMENT, free and clear (except to the extent specified in the THIRD PARTY LICENSES) of any liens or encumbrances which would prevent or impair the grant of such rights;

12.6.1.2	ONCOTHYREON has not assigned or conveyed any interest in the ONCOTHYREON PATENT RIGHTS or the ONCOTHYREON KNOW-HOW in existence as at the EFFECTIVE DATE and licensed to MERCK under this AGREEMENT, or entered into any agreement or made any commitment which is inconsistent with or in derogation of the rights granted to MERCK hereunder;

12.6.1.3	as at the EFFECTIVE DATE, ONCOTHYREON has not received from any third party any written notice to the effect that the ONCOTHYREON PATENTS or the ONCOTHYREON KNOW-HOW infringe the proprietary rights of any such third party;

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12.6.1.4	there is no action, suit, proceeding, alternative dispute resolution, mediation or investigation pending or, to the knowledge of ONCOTHYREON, threatened against ONCOTHYREON relating to the ONCOTHYREON PATENT RIGHTS or the ONCOTHYREON KNOW-HOW;

12.6.1.5	to ONCOTHYREON’s knowledge after due inquiry, no third party rights are required in order to enable MERCK to enjoy, as currently enjoyed by MERCK as at the EFFECTIVE DATE, the licenses granted by ONCOTHYREON to MERCK under this AGREEMENT; and

12.6.1.6	to ONCOTHYREON’s knowledge after due inquiry, the ICRT LICENSE and the DANA-FARBER LICENSE are in full force and effect and ONCOTHYREON has no knowledge of any breach or action by ONCOTHYREON which might give rise to a breach under such licenses.
Section 12.7 No Further Representations or Warranties
Except as expressly provided in this article 12 or any other provision of this AGREEMENT, or in the Asset Purchase Agreement, neither party makes any representation or warranty of any kind to the other party, express or implied.
Section 12.8 Survival of Representations and Warranties
The representations and warranties contained in this AGREEMENT shall survive the EFFECTIVE DATE, as applicable, for a period of one (1) year.
ARTICLE 13
INDEMNIFICATION
Section 13.1 Indemnification by ONCOTHYREON
Subject to the terms and conditions of this AGREEMENT, ONCOTHYREON shall indemnify and hold MERCK (and any affiliated corporation and their respective officers, directors, shareholders, employees and agents) (collectively, the “MERCK INDEMNITEES”), free and harmless from any and all claims, demands, liabilities, losses, actions or causes of actions, and any and all expenses associated therewith (including, without limiting the generality of the foregoing, reasonable defense costs and attorney’s fees), arising out of or in connection with, or that are the result of, or are otherwise related to: (i) actions and proceedings brought by any regulatory or other authority against any of the MERCK INDEMNITEES concerning PRODUCT, for or on account of the alleged unapproved or unauthorized introduction by ONCOTHYREON, its AFFILIATES or their respective agents of PRODUCT in interstate or intrastate commerce anywhere in the world; (ii) any claim, complaint, suit, proceeding or cause of action against any of the MERCK INDEMNITEES alleging physical injury, including death as a result of the acts or omissions of ONCOTHYREON, its AFFILIATES or their respective employees and agents, except to the extent attributable to any one or more of the MERCK INDEMNITEES; (iii) ONCOTHYREON’s, its AFFILIATES’ or their respective agents’ non-compliance with any applicable laws or regulations, except to the extent attributable to any one or more of the MERCK INDEMNITEES; (iv) any failure of ONCOTHYREON to perform, in

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whole or in part, any of its obligations hereunder, except to the extent attributable to any one or more of the MERCK INDEMNITEES; (v) for the period specified in section 12.8, any breach by ONCOTHYREON of any of its representations or warranties under this AGREEMENT; or (vi) any breach by ONCOTHYREON or its AFFILIATES of the THIRD PARTY LICENSES which materially adversely affects MERCK’s rights under this AGREEMENT, except to the extent attributable to any one or more of the MERCK INDEMNITEES.
Section 13.2 Indemnification by MERCK
Subject to the terms and conditions of this AGREEMENT, MERCK shall indemnify and hold ONCOTHYREON (and any affiliated corporation and their respective officers, directors, shareholders, employees and agents) (the “ONCOTHYREON INDEMNITEES”), free and harmless from any and all claims, demands, liabilities, losses, actions or causes of actions, and any and all expenses associated therewith (including, without limiting the generality of the foregoing, reasonable defense costs and attorney’s fees), arising out of or in connection with, or that are the result of, or are otherwise related to: (i) actions and proceedings brought by any regulatory authority against any of the ONCOTHYREON INDEMNITEES concerning PRODUCT, for or on account of the alleged unapproved or unauthorized introduction by MERCK, its AFFILIATES or their respective distributors, sublicensees and agents of PRODUCT in interstate or intrastate commerce anywhere in the world; (ii) any claim, complaint, suit, proceeding or cause of action against any of the ONCOTHYREON INDEMNITEES alleging physical injury, including death as a result of the acts or omissions of MERCK, its AFFILIATES or their respective employees, distributors, sublicensees and agents, except to the extent attributable to any one or more of the ONCOTHYREON INDEMNITEES; (iii) MERCK’s, its AFFILIATES’ or their respective distributors’, sublicensee’s or agents’ non-compliance with any applicable laws or regulations, except to the extent attributable to any one or more of the ONCOTHYREON INDEMNITEES; (iv) any failure of MERCK to perform, in whole or in part, any of its obligations hereunder, except to the extent attributable to any one or more of the ONCOTHYREON INDEMNITEES; (v) MERCK’s, its AFFILIATES’ or their respective distributors’, sublicensees’, contract manufacturers’ or agents’ manufacture, marketing and/or SALE of PRODUCT, except to the extent attributable to any one or more of the ONCOTHYREON INDEMNITEES; or (vi) for the period specified in section 12.8, any breach by MERCK of any of its representations or warranties under this AGREEMENT.
Section 13.3 Procedure
The indemnified party shall give prompt written notice to the indemnifying party(ies) of any suits, claims or demands by third parties or the indemnified party which may give rise to any loss for which indemnification may be required under this article 13; provided, however, that failure to give such notice shall not impair the obligation of the indemnifying party to provide indemnification hereunder except if and to the extent that such failure materially impairs the ability of the indemnifying party to defend the applicable suit, claim or demand. The indemnifying party shall be entitled to assume the defense and control of any suit, claim or demand of any third party at its own cost and expense; provided, however, that the other party shall have the right to be represented by its own counsel at its own cost in such matters. In the event that the indemnifying party shall decline to assume control of any such suit, claim or demand, the party entitled to indemnification shall be entitled to assume such control, conduct the defense of, and settle such suit, claim or action, all at the sole cost and expense of the indemnifying party. Neither the indemnifying party nor the indemnified party shall settle or

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dispose of any such matter in any manner which would adversely impact the rights or interests of the other party without the prior written consent of the indemnified party, which shall not be unreasonably withheld. Each party shall cooperate with the other party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses.
ARTICLE 14
MISCELLANEOUS
Section 14.1 Force Majeure
Any delay in the performance of any of the obligations of either party (except for the payment of money) shall not be considered a breach of this AGREEMENT and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of (including without limitation in relation to third party contractors and suppliers) any act of God, acts of the public enemy; insurrections; riots; embargoes; labour disputes such as strikes, lockouts or boycotts; fires; explosions; floods; earthquakes; mudslides; or other unforeseeable causes beyond the control of the party so affected. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonable.
Section 14.2 Independent Contractor
Execution of each party’s responsibilities under this AGREEMENT is solely under the direction and control of each respective party as an independent contractor, and not as an employee or agent of the other party.
Section 14.3 Survival
Such provisions of this AGREEMENT that, by their nature, would be expected to survive termination of this AGREEMENT, including without limitation sections 7.3, 7.5, 11.3, 11.4, 11.5, 11.6, 14.6, 14.9 and 14.14 and articles 8 and 13 shall survive any such termination.
Section 14.4 Notice
Whenever any notice is to be given hereunder, it shall be in writing and shall be deemed received on the day delivered, if delivered by courier on a business day, or if sent by first-class certified or registered mail, postage prepaid, to the following addresses:
ONCOTHYREON:
Biomira Management, Inc.
2601 Fourth Avenue, Suite 500
Seattle WA 98121
United States of America
Attention: President
Facsimile: (206) 801-2101

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With a copy to:
Oncothyreon Inc.
2601 Fourth Avenue, Suite 500
Seattle WA 98121
United States of America
Attention: President
Facsimile: (206) 801-2101
MERCK:
Merck KGaA
Frankfurter Strasse 250
D-64293 Darmstadt
Germany
Attention: Merck Serono Legal Department
Facsimile: +49-6151-72-2373
With a copy to
Merck Serono S.A Geneva
9 Chemin des Mines, 1202 Geneva
Switzerland
Facimile: +41224143660
Section 14.5 Waivers
No waiver of any term, provision, or condition of this AGREEMENT, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such term, provision, or condition of this AGREEMENT unless reduced to writing signed by an authorized representative of each party.
Section 14.6 Applicable Law
This agreement shall be construed under the substantive laws of England, without reference to its conflicts of laws provisions.
Section 14.7 Dispute Resolution
Should any dispute arise between the parties concerning this AGREEMENT, the parties agree to first attempt to resolve the dispute in good faith. If within fifteen (15) days of one party providing written notice of such dispute to the other party such dispute is not resolved, then the parties agree to continue to attempt to resolve the dispute in good faith through meetings between a member of MERCK’s Executive Management Board and the President of ONCOTHYREON before resorting to any other forum for a remedy. If resolution of the dispute is not reached between the Presidents within twenty (20) days of either party submitting such dispute in writing to the Presidents, then the parties shall within the next following fifteen (15) day period initiate binding arbitration in London, England under the rules of the International Chamber of Commerce. The party desiring arbitration shall nominate one (1) arbitrator and shall

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notify the other party in writing of such nomination. Such other party shall, within ten (10) days after receiving such notice, nominate an arbitrator and the two (2) arbitrators shall select a third arbitrator of the arbitration tribunal to act jointly with them. The parties will act reasonably and in good faith to select arbitrators who are objective and who are suitably qualified by education or professional experience to deal with the matters which are the subject of the arbitration.
Section 14.8 Assignment
The parties agree that this AGREEMENT is personal in nature and, except for transfer by ONCOTHYREON to any of its AFFILIATES, this AGREEMENT may not be assigned or otherwise transferred, nor may any right or obligations hereunder be assigned or transferred directly or indirectly by either party, whether voluntary, by operation of law or otherwise, without the written consent of the other party, such consent not to be unreasonably withheld. In connection with ONCOTHYREON determining whether to consent to an assignment, the parties agree that ONCOTHYREON shall be deemed to be acting reasonably if it withholds its consent in circumstances where the proposed assignee is not a corporation of equal or greater financial resources, marketing strength and expertise (including in the cancer area), and stature in the pharmaceutical industry as MERCK. Any purported assignment in violation of this section 14.8 shall be void. Notwithstanding the foregoing, either party may, without such consent, assign or novate this AGREEMENT and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business, through merger, consolidation or change in control or similar transaction after first giving the other party written notice of such event. Pursuant to any such assignment, any permitted assignee shall assume all rights of the assignor under this AGREEMENT, and pursuant to any such novation, any permitted novatee shall assume all rights and obligations of the novator under this AGREEMENT.
Section 14.9 Currency
All payments to be made under this AGREEMENT shall be made in United States dollars. The currency in which NET SALES were invoiced shall be converted to United States dollars on the date of payment of the royalty due using the applicable commercial rate of exchange for buying US dollars with the currency that is the average of the closing buying rates for such currency for the quarter for which such payments are due, quoted as local currency per US $1, as established and published by the European Central Bank.
Section 14.10 Payment of taxes
Each of ONCOTHYREON and MERCK shall be responsible for any and all taxes and other similar levies or charges properly assessed against payments received by such party from the other party under this AGREEMENT. If applicable laws or regulations require that taxes be withheld on such payments, the withholding party will in a timely manner notify the other party in writing specifying the details thereof and shall:
14.10.1	deduct those taxes from the amount of such payment due to the receiving party,

14.10.2	pay the taxes to the proper taxing authority in a timely manner, and

14.10.3	send proof of payment to the receiving party within sixty (60) days following that payment.

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The parties agree to cooperate to reduce the amount of any such deductions and to obtain the benefit of any tax treaty with respect to such deductions. Further, the withholding party shall cooperate with the receiving party in obtaining for the receiving party a credit or refund for any such taxes, levies or charges. Neither party shall be required under this concluding paragraph of section 14.10 to act in a manner which is financially detrimental from a taxation perspective to such party.
Section 14.11 Interest
Any late payments of any nature under this AGREEMENT shall bear interest, running from the date such payment was due until such payment is made in full, at a rate per annum equal to the average three (3) month US dollar LIBOR rate (as published from time to time by Reuters) plus one percent (1%).
Section 14.12 Sublicensees
In addition to the requirements of sections 2.1 and 2.3 of this AGREEMENT, in the event MERCK utilizes any AFFILIATE or third party to distribute PRODUCT (directly or indirectly) for MERCK in the TERRITORY or otherwise sublicenses any of the licensed rights under this AGREEMENT, the agreement with such AFFILIATE or third party shall include an obligation for such third party to comply with the provisions of this AGREEMENT on the same basis as if such SALES were made by MERCK, and MERCK shall for all purposes under this AGREEMENT treat the net sales of PRODUCT of the sublicensee as NET SALES of MERCK.
Section 14.13 Limitation
Notwithstanding any other provision to the contrary in this AGREEMENT, other than with respect to applicable third party product liability and patent infringement claims, the maximum aggregate liability of ONCOTHYREON under this AGREEMENT shall not exceed the amounts paid by MERCK to ONCOTHYREON up to the time in question under this AGREEMENT (including, for greater certainty, payments by MERCK under this AGREEMENT with respect to shared costs, equity purchases and milestones) and any preceding agreement between the parties relating to the PRODUCT. Neither party shall have any liability to the other party or any other person pursuant to this AGREEMENT for any special, indirect or consequential damages, including but not limited to loss of profits, loss of business opportunities or loss of business investment.
Section 14.14 Severability
If any provision of this AGREEMENT is held to be illegal or unenforceable, that provision shall be limited to the minimum extent necessary or, if necessary, eliminated, so that this AGREEMENT shall otherwise remain enforceable and in full force and effect
Section 14.15 Integration Clause
Except for the ASSET PURCHASE AGREEMENT, this AGREEMENT is the sole agreement with respect to the subject matter hereof, and supersedes all proposals, negotiations, conversations, discussions, agreements (including the 2006 COLLABORATION AGREEMENT and the 2006 SUPPLY AGREEMENT) and/or representations, whether oral or written, including any industry custom or past dealing between the parties relating to the subject matter of this AGREEMENT. The parties agree that any and all obligations between the parties that are outside the terms of this AGREEMENT and that relate to the subject matter of this

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AGREEMENT that preceded the EFFECTIVE DATE of this AGREEMENT have been satisfactorily executed or are null and void.
Section 14.16 U.S. Dollars
Unless otherwise provided, any reference in this AGREEMENT to dollars shall be to U.S. dollars.
Section 14.17 Amendment of Agreement
No change, modification, extension, termination, waiver or other amendment of this AGREEMENT or any of the provisions contained herein, shall be valid unless made in writing and signed by a duly authorized representative of each party.
Section 14.18 Third Parties
A person who is not a party to this AGREEMENT has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this AGREEMENT.
Section 14.19 No Further Representations or Warranties
Each party acknowledges that it has not relied on or been induced to enter this AGREEMENT by a representation or warranty other than those expressly set out in this AGREEMENT. A party is not liable to the other party for a representation or warranty that is not set out in this AGREEMENT, including any warranty implied by statute.
Section 14.20 Non-Solicitation
During the term of this AGREEMENT, without the prior written consent of the other party, neither party shall knowingly solicit for hire any existing employee of the other party.
Section 14.21 Counterparts
This AGREEMENT may be executed in several counterparts, each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original but such counterparts together shall constitute but one and the same instrument.
This AGREEMENT is agreed to and accepted by:

Merck KGaA		Biomira Management Inc.

By:	/s/ Andreas Stickler	By:	/s/ Robert L. Kirkman, M.D.

	Title: Head of M&A		Title: President & CEO

AND

By:	/s/ Jens Eckhardt

	Title: Associate General Counsel	[IN DUPLICATE]

+	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION

APPENDIX 1
CORE PATENT COUNTRIES
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APPENDIX 2
ONCOTHYREON KNOW-HOW
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APPENDIX 3
ONCOTHYREON PATENT RIGHTS
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APPENDIX 4
PROTOCOL FOR PHASE III CLINICAL TRIAL
OF BLP25 FOR NON-SMALL CELL LUNG CANCER
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APPENDIX 5
TRADEMARKS
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+	DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION